UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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LA-Z-BOY INCORPORATED

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Day:	Wednesday, August 24, 2011
Time:	11:00 a.m., Eastern Daylight Time
Place:	La-Z-Boy Incorporated Auditorium 1284 North Telegraph Road Monroe, Michigan

Monroe, Michigan
July 11, 2011

To our shareholders:

You are invited to attend our 2011 annual meeting of shareholders to be held Wednesday, August 24, 2011, at our auditorium in Monroe, Michigan. Only shareholders of record at the close of business on June 27, 2011, will be entitled to vote at the meeting. At the meeting we intend to:

•	Elect three directors for one-year terms expiring in 2012,
•	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012,
•	Hold a non-binding advisory vote on a proposal to approve the compensation of our named executive officers,
•	Hold a non-binding advisory vote on the frequency of holding future advisory votes on our executive compensation, and
•	Transact any other business that may properly come before the meeting.

Please vote your proxy promptly. If you received a paper copy of the proxy materials, you may vote by mail by signing, dating, and returning the enclosed proxy card in the accompanying envelope. You may also vote by telephone or on the Internet (see the instructions attached to the proxy card or on the Notice of Internet Availability of Proxy Materials). Even if you vote by one of these methods prior to the meeting, you may still vote your shares in person at the meeting, which will revoke your previous vote.

BY ORDER OF THE BOARD OF DIRECTORS
James P. Klarr, Secretary

2011 PROXY STATEMENT OF LA-Z-BOY INCORPORATED

General Information About the Annual Meeting and Voting

The 2011 annual meeting of the shareholders of La-Z-Boy Incorporated will be held in the La-Z-Boy auditorium on August 24, 2011, beginning at 11:00 A.M. (local time). La-Z-Boy’s board of directors is soliciting your proxy. This proxy statement and the accompanying form of proxy are being furnished to shareholders by the company beginning July 11, 2011.

Meeting Purposes.  At the meeting, shareholders will elect three directors for one-year terms expiring at the shareholders meeting in 2012. The board nominated Kurt L. Darrow, H. George Levy, M.D., and W. Alan McCollough for these seats. We are also asking shareholders to ratify the selection of our independent registered accounting firm for fiscal year 2012, to approve, by advisory vote, the compensation of our named executive officers, and to approve, by advisory vote, the frequency of future advisory votes on the compensation of our named executive officers. We do not expect any other business, except for routine or procedural matters, will be brought up at the meeting. If any other business is properly brought up at the meeting, the persons named in the enclosed proxy will have authority to vote on it at their discretion.

Proxy Materials Available on Internet.  In an effort to reduce the cost of delivering the proxy materials to our shareholders, we are making the materials available to our shareholders on the Internet. On July 11, 2011, we sent shareholders a one-page “Notice of Internet Availability of Proxy Materials,” which included instructions on how to access our proxy materials on the Internet. The proxy materials, consisting of this proxy statement and our fiscal 2011 annual report to shareholders, are available at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote your shares. By making the materials available through the Internet, we expect to reduce our costs, conserve natural resources, and expedite the delivery of the proxy materials. However, if you prefer to receive hard copies of the proxy materials, please follow the instructions included on the Notice of Internet Availability of Proxy Materials. If you previously elected to receive our proxy materials electronically, you will continue to receive them by e-mail until you elect otherwise.

Voting.  Only shareholders of record at the close of business on June 27, 2011, the record date, will be eligible to vote. There is only one class of stock entitled to vote at the meeting, our common stock, $1.00 par value, of which there were 52,956,886 shares outstanding on the record date. A quorum, which is a majority of the outstanding shares, is needed to conduct a meeting. Each share is entitled to one vote for each director position and one vote for each issue; cumulative voting is not available. If you received a paper copy of the proxy materials, you may vote your shares by signing and dating each proxy card you receive and returning the cards in the enclosed envelope. The proxies will be voted according to your directions on the proxy card. If you return a signed card without specifying your vote, your shares will be voted:

•	FOR the election of each of the director nominees named in this proxy statement,
•	FOR the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012,
•	FOR approval, on an advisory basis, of the compensation of our named executive officers, and
•	FOR “1 year,” on an advisory basis, on the frequency of holding advisory votes to approve the compensation of named executive officers.

By signing and returning your proxy card, your shares will be voted on any other business that properly comes before the meeting as determined by the persons named in the proxy. We urge you to sign, date, and return you proxy card promptly (or vote by telephone or on the Internet as described below) even if you plan to attend the meeting in person. If you do attend in person, you will be able to vote your shares at the meeting even if you previously signed a proxy card or voted by telephone or on the Internet.

Electronic Voting.  We encourage you to vote by telephone or on the Internet. If your shares are held in your name, you can vote by telephone or on the Internet by following the instructions on the proxy card or as explained in the Notice of Internet Availability of Proxy Materials. If you are a beneficial holder with your shares held in the name of your broker, bank, or other financial institution, you will receive telephone or Internet voting instructions from the institution.

Shares Held by Broker.  If you hold your shares through a broker, bank, or other financial institution, you will receive your proxy materials and voting instructions from the institution. Under New York Stock Exchange rules, your broker, bank, or financial institution will not vote your shares in director elections without your specific instructions. To ensure your vote is counted, you will need to provide directions to your broker, bank or financial institution by following their instructions.

Changing Your Vote.  If you choose to change your vote, you may do so by submitting a new vote by proxy, telephone, Internet, or in person at the meeting. A later vote will cancel an earlier vote. For example, if you vote by Internet and later vote by telephone, the telephone vote will count, and the Internet vote will be canceled. If you wish to change your vote by mail, you should request a new proxy card from our Secretary (see Principal Executive Office below for the address). The last vote received before the meeting will be the only one counted. You may also change your vote by voting in person at the meeting. Your vote at the meeting will count and cancel any previous vote.

Vote Required.  Under the applicable Michigan corporate laws, directors will be elected by plurality vote. Assuming there is a quorum at the meeting, the nominees receiving the highest through the third highest numbers of votes will be elected, regardless of the number of votes cast. Assuming each candidate receives at least one vote, withheld votes and broker non-votes will have no effect on the election results. However, under our corporate governance guidelines, any director failing to receive a majority of the votes cast must offer to resign at the board meeting immediately following the shareholders’ meeting. The board must act on the offer of resignation at or before its next meeting, which is currently planned for late November, and publicly disclose its decision. For purposes of this provision of our corporate governance guidelines, only votes for or withheld from a given candidate will be counted as votes cast. Broker non-votes will not count.

The proposal to ratify the selection of the independent registered public accounting firm requires a majority of votes cast on the proposal to pass. Abstentions will have no effect as they are considered as votes not cast. There can be no broker non-votes on this proposal. If the audit committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm does not receive a majority of the votes cast, as a matter of good corporate practice the audit committee will reconsider its selection.

The non-binding advisory proposal to approve the compensation of our named executive officers requires a majority of votes cast on the proposal to pass. Abstentions and broker non-votes will have no effect as they are considered as votes not cast.

For the non-binding advisory vote on the frequency of future advisory votes on executive compensation, whichever of the three choices — “1 year,” “2 years,” or “3 years” — receives the most votes will indicate our shareholders’ preference to the board of directors. Since that preference will be indicated only by votes “for” one of the three choices, abstentions and broker non-votes will have no effect.

Number of Copies Sent to Household.  Where there are two or more shareholders sharing the same address, and unless you withheld your consent to “householding” or instruct us otherwise, we are only sending your household a single copy of our annual report and proxy statement. While “householding” saves us the expense of mailing duplicate documents to your home and saves our natural resources, we hope this householding program also provides you greater convenience.

However, we will promptly provide additional copies of our 2011 annual report or this proxy statement to the other shareholders in your household if you send a written request to: Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162, or you may call us at 734-242-1444 to request additional copies. Copies of the annual report, proxy statement, and other reports we file with the SEC are also available on our Web site at http://investors.la-z-boy.com or through the SEC’s Web site at www.sec.gov.

You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each shareholder at your address will then begin receiving individual copies of our disclosure documents.

More Information About Voting Your Shares.  Information regarding the proxy process is available from the SEC on its Web site at: http://www.sec.gov/spotlight/proxymatters.shtml.

Principal Executive Office.  The shareholders’ annual meeting will be held at the company’s principal executive office, 1284 North Telegraph, Monroe, Michigan, 48162. Any communication for the company’s secretary or directors may be directed to the corporate secretary at this address.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Since going public in 1972, our board of directors has been divided into three classes, with members of each class elected for staggered three-year terms. Earlier this year, in keeping with our commitment to maintain best practices with respect to corporate governance standards, we opted to declassify the board and to provide instead for annual elections of all directors for one-year terms. This change is being phased in so as to permit incumbent directors to serve out the remainders of the terms for which they were previously elected. Shareholders will elect approximately one-third of the total board at this year’s annual meeting, approximately two-thirds at the 2012 annual meeting, and the entire board at the 2013 and subsequent annual meetings, all for one-year terms.

James W. Johnston, one of the four incumbent directors whose terms expire at this year’s annual meeting, will retire from the board at the conclusion of the meeting. In anticipation of Mr. Johnston’s retirement, the board has determined that, simultaneously with the expiration of his term, the size of the board will automatically decrease to ten seats from the current eleven, leaving three director positions to be filled by shareholders at this year’s meeting. The three directors so elected will serve until our 2012 annual meeting of shareholders and until their successors are elected and qualified. On the recommendation of the nominating and governance committee, the board has nominated for reelection the three other incumbent directors whose terms expire at this year’s meeting: Kurt L. Darrow, H. George Levy, M.D., and W. Alan McCollough. All of the nominees have consented to serve if elected. In the absence of other instruction, the persons named in the accompanying form of proxy will vote in favor of these nominees. If, at the time of the meeting, any nominee has become unable or unwilling to serve, which we do not expect, the proxy holders will vote for a substitute nominee designated by the board.

Under applicable Michigan corporate law, directors will be elected at the meeting by a plurality of votes cast from among those persons duly nominated, with separate balloting for the three positions. Thus, the nominees who receive the highest through third highest numbers of votes will be elected, regardless of the number of votes that for any reason are not cast for the election of those nominees, including abstentions, broker non-votes, or withholding of authority. Under our corporate governance guidelines, however, any director who does not receive a majority of the votes cast must tender his or her resignation at the board meeting immediately following the shareholders’ meeting. The board then must act on the offer of resignation at or before its next meeting, which is currently planned for late November, and publicly disclose its decision. Any vacancy created by such a resignation could then be filled by the board of directors pursuant to our bylaws.

We provide information below about each nominee for election at the meeting and each director continuing in office. Unless otherwise indicated, the principal occupation of each director or director nominee has been the same for at least five years.

Director Nominees for Terms Expiring in 2012

Kurt L. Darrow, age 56, has been a director since 2003, and is currently our president and chief executive officer (also since 2003). From 1979 to 2003, he served in positions of increasing responsibility in sales and marketing, culminating in his being named president of La-Z-Boy Residential, our largest division. He is a member of the board of directors of the Mercy Memorial Hospital Corporation in Monroe, Michigan. He is also an Executive Committee member of the Business Leaders for Michigan, a non-profit executive leadership organization. He served as a Trustee of Adrian College (Adrian, Michigan) for nine years, until May, 2011. With the leadership and knowledge related to La-Z-Boy and the industry, developed over his 30 years at La-Z-Boy, Mr. Darrow is qualified to serve on our board.

H. George Levy, M.D., age 61, has been a director since 1997. He currently practices otorhinolaryngology and formerly was chairman and CEO of USI, Inc. (a private firm engaged in consulting on e-commerce, Web design, and systems integration) and formerly CEO and founder of Enduenet, Inc. (a firm providing electronic medical records for physicians and hospitals). Dr. Levy’s entrepreneurial experience, coupled with his public company board experience, qualifies him for service on our board.

W. Alan McCollough, age 61, has been a director since 2007. He formerly was chairman and CEO of Circuit City Stores, Inc. (retailer of consumer electronics, home office products, entertainment software, and related services) from 2000 to 2006. He began his career at Circuit City in 1987, progressed through its ranks, and was named its president in 1997. He was a Circuit City director from 1999 to 2006. He has served on the boards of VF Corporation (branded apparel) since 2000 and The Goodyear Tire & Rubber Company since 2007. He also serves as a trustee of the Joslin Diabetes Center, a nonprofit organization. Mr. McCollough’s experience leading a large publicly traded consumer products company, as well as his service on public company boards, qualifies him to serve on our board.

The Board of Directors recommends a vote FOR each of the above nominees.

Continuing Directors with Terms Expiring in 2012

John H. Foss, age 68, has been a director since 2001. He retired as Vice President, Treasurer, and Chief Financial Officer of Tecumseh Products Company (manufacturer of compressors) in 2001. He serves as a director of United Bancorp, Inc. (since 1992) and sits on its audit committee and its compensation and corporate governance committee. Mr. Foss’s service as the chief financial officer and director of a public company provided him experience in strategic planning, compensation management, internal controls, mergers and acquisitions, and corporate governance, all of which qualify him for service on our board.

Janet E. Kerr, age 56, has been a director since 2009. She is currently a professor of law and the Executive Director of the Geoffrey H. Palmer Center for Entrepreneurship and the Law at Pepperdine University School of Law in Malibu, California, where she holds the Laure Sudreau-Rippe Endowed Chair. Professor Kerr has served as a consultant to various companies on Sarbanes-Oxley Act compliance and corporate governance and as a consultant in cases dealing with financial institution fraud. She is a well-known author in the areas of securities, corporate law, and corporate governance, having published several articles and a book on those subjects. She is a member of the board of directors of TCW Strategic Income Fund, Inc. (a NYSE listed closed end registered investment company), TCW Funds, Inc. (an open-end investment company) and Tilly’s, Inc. (a privately held retailer of apparel and accessories), where she chairs the nominating and governance committee. For six years Professor Kerr served on the board of directors and as chair of the corporate governance/nominating committee of CKE Restaurants, Inc. She has founded several technology companies including X-Laboratories, which she co-founded with HRL Laboratories, LLC to assist in the commercialization of technologies in research institutions. Professor Kerr has also served as an advisor on corporate issues and entrepreneurial strategies to the People’s Republic of China, France, and Thailand and has represented the U.S. Department of Commerce as a speaker at international events. Ms. Kerr’s service on public and private company boards and her skills and experience in the practice of law and corporate governance qualify her for service on our board.

Nido R. Qubein, age 62, has been a director since 2006. He has been the president of High Point University since 2005 and chairman of the board of Great Harvest Bread Company (bakery franchise) since 2001. He also served from 2000 to 2008 as chairman of Biz Life, Inc. (magazine publishing) and was chairman of Creative Services, Inc. (publishing and consulting) from 1978 to 2006. He has served as a director on the boards of BB&T Corporation (banking and financial services) since 1990, the Great Harvest Bread Company since 2001, and Dots, LLC (a privately held women’s apparel company) since May, 2011. Dr. Qubein has written a dozen books on leadership, sales, communication and marketing and serves as advisor to businesses and organizations throughout the world on how to brand and position their enterprises successfully. Dr. Qubein’s experience as an entrepreneur, a director on public company boards and a leader at multiple companies qualifies him to serve on our board.

Continuing Directors with Terms Expiring in 2013

Richard M. Gabrys, age 69, has been a director since 2006. Mr. Gabrys worked for 42 years with Deloitte & Touche (a professional services firm providing audit and financial advisory services) and retired in 2004 as its Vice Chairman. He continues to be licensed to practice as a certified public accountant in the State of Michigan. He recently was Dean of Wayne State University School of Business Administration (from 2006 through 2007). He currently serves as a director of CMS Energy Corp. (an integrated energy company), and TriMas Corporation (a manufacturer of high-quality trailer products, recreational accessories, packaging systems, energy products and industrial specialty products). He also serves on the boards of several tax-exempt organizations, including The Detroit Institute of Arts, Karmanos Cancer Institute, Alliance for

Safer Streets in Detroit (Crime Stoppers), Detroit Regional Chamber and Ave Maria University. He also is a member of the Management Board of Renaissance Venture Capital Fund, an affiliate of Business Leaders for Michigan, a non-profit executive leadership organization. In addition, within the past five years, Mr. Gabrys served on the board of directors of Massey Energy Company (until June 1, 2011) a coal producer, and Dana Corporation (until January 2008), an automotive supplier. Mr. Gabrys brings to our board his knowledge and experience related to public reporting, mergers and acquisitions, risk oversight, executive compensation and corporate governance matters gained from 42 years in public accounting and by having served on the boards of multiple publicly-traded companies which qualifies him to serve on our board.

Janet L. Gurwitch, age 58, has been a director since 2010. Since 2009, she has been the chairman of Gurwitch Consulting Group LLC. She also served as an adjunct professor in management at Rice University for the 2009 – 2010 academic year. Previously she was co-founder & CEO of Laura Mercier Cosmetics from 1995 – 2008. She also served as the executive vice president of Neiman Marcus (1992 – 1995) and senior vice president of merchandising for Foley’s Department Store, where she worked from 1974 – 1992. Ms. Gurwitch is a member of the board of directors for Urban Decay Cosmetics, LLC (a cosmetics company located in Newport Beach, California) and Castanea Partners, Inc. (a private equity and venture capital firm). She also is a member of the Council of Overseers (an advisory board) of the Jesse H. Jones Graduate School of Business at Rice University and is on the Development Board of the University of Texas Health Science Center. Ms. Gurwitch brings to our board her entrepreneurial background, her experience with brand building as co-founder and CEO of a consumer focused, fashion oriented company as well as her experience as an executive at several large retail operations, making her qualified to serve on our board.

David K. Hehl, age 64, has been a director since 1977. He is a certified public accountant and a member of the public accounting firm of Cooley Hehl Wohlgamuth & Carlton P.L.L.C. Mr. Hehl is the longest serving director and provides a unique historical perspective. Through his 40 years in audit and tax services, along with his experience on the board, Mr. Hehl has developed the financial, risk oversight and corporate governance skills to qualify him for service on our board.

Edwin J. Holman, age 64, has been a director since 2010. Mr. Holman served as chairman and CEO of Macy’s Central (2004 – 2009), a division of Macy’s Inc. (an operator of department stores in the midwest and southern United States). He also served as president and CEO of Galyan’s Trading Company (2003 – 2004) (sporting goods retailer). Previously, Mr. Holman was the president and COO of Bloomingdale’s (2000 – 2003), a division of Federated Department Stores Inc.; president and COO of Rich’s/Lazarus/Goldsmiths divisions, a division of Federated Department Stores, Inc. (1999 – 2000); chairman and CEO of Petrie Retail, Inc. (1996 – 1999); president and COO of the department stores, Woodward & Lothrop (1994 – 1996); vice chairman and COO of The Carter Hawley Hale Stores; and a senior operating executive of The Neiman Marcus Group. Mr. Holman is currently the chairman of the board (since September 2009) of The Pantry, Inc. (convenience stores), where he has been a director since 2005. He previously served as a director on the boards of several public companies including Office Max (2003) and Circle International (1994 – 2000), a provider of international transportation and logistics. He is the non-executive chairman of RGIS International (retail inventory solutions), a portfolio company of the Blackstone Group. Mr. Holman’s 40 years of executive and operational experience in department stores and specialty retailing, combined with his experience on public company boards, makes him qualified to serve on our board.

Director Not Standing For Reelection

Under our governance guidelines, a director will not be nominated for reelection after having reached the age of 70. James W. Johnston, a director since 1991 and chairman of our board since 2006, has reached the mandatory retirement age, and his term of service as a director will end at this shareholders’ meeting. The directors, management, and employees of La-Z-Boy extend our gratitude for his service to La-Z-Boy.

SHARE OWNERSHIP INFORMATION

The tables below provide information about beneficial owners of our common shares. Under applicable SEC rules, anyone who has or shares the right to vote any of our common shares, or has or shares dispositive power over any of them, is a “beneficial owner” of those shares. The settlor of a trust with a right to revoke the trust and regain the shares, or a person who can acquire shares by exercising an option or a conversion right, may also be considered a beneficial owner under these rules. Consequently, more than one person can be considered the beneficial owner of the same common shares. Unless otherwise indicated below, each owner named in a table has sole voting and sole dispositive power over the shares reported for that person.

Security Ownership of Known Over 5% Beneficial Owners
(as of December 31, 2010, except as otherwise indicated)

Name and Address	Number of Shares	Percent of Class
Franklin Resources, Inc. and related parties One Franklin Parkway San Mateo, CA 94403	4,368,700	8.25
BlackRock Inc. 40 East 52nd Street New York, NY 10022	4,055,148	7.66
Impala Asset Management LLC 134 Main Street New Canaan, CT 06840	3,950,511	7.46
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,689,112	5.08

•	Information about Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, principal shareholders of Franklin Resources, Inc., and Franklin Advisory Services, LLC is based on an amended Schedule 13G they filed jointly after December 31, 2010, in which they reported that as of that date they had sole voting power over 4,214,000 common shares and sole dispositive power over 4,368,700 common shares through their control of Franklin Mutual Advisers, LLC, a wholly owned subsidiary of Franklin Resources, Inc., that acts as investment manager to various investment companies that hold our shares.
•	Information about BlackRock Inc. and its related companies is based on an amended Schedule 13G they filed jointly after December 31, 2010, in which they reported that as of that date they had sole voting and dispositive power over 4,055,148 common shares. The other companies reported as beneficial owners of our common shares were BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, and BlackRock Asset Management Ireland Limited.
•	Information about Impala Asset Management LLC is based on a Schedule 13G it filed after December 31, 2010, in which it reported that as of that date it had sole voting and dispositive power over 3,950,511 common shares.
•	Information about Dimensional Fund Advisors LP is based on an amended Schedule 13G it filed after December 31, 2010, in which it reported that as of that date it had sole voting power over 2,608,863 common shares and sole dispositive power over 2,689,112 common shares. It also reported that it serves as an investment manager and an investment advisor to various investment companies, trusts, and accounts and that the shares are owned by its clients, no one of which, to the knowledge of Dimension Fund Advisors LP, owns more than 5% of the class. Dimensional Fund Advisors LP disclaims beneficial ownership of all the shares.

Security Ownership of Current Management
(as of the record date for the annual meeting)

The following table shows the beneficial ownership of our common stock by each director, each executive officer named in the Summary Compensation Table, and all directors and current executive officers as a group as of the record date for the annual meeting.

Name	Number of Shares	Percent of Class
Mark S. Bacon, Sr.	102,872	*
Kurt L. Darrow	662,899	1.24
John H. Foss	15,100	*
Richard M. Gabrys	9,000	*
Janet L. Gurwitch	—	*
David K. Hehl	56,772	*
Edwin J. Holman	3,000	*
James W. Johnston	1,394,029	2.63
Janet E. Kerr	—	*
Steven M. Kincaid	251,133	*
H. George Levy	19,000	*
W. Alan McCollough	7,000	*
Nido R. Qubein	20,960	*
Louis M. Riccio, Jr.	170,070	*
Otis S. Sawyer	166,416	*
All current directors and current executive officers as a group (15 persons)	2,878,251	5.35

*	less than 1%
•	For purposes of calculating the percentage ownership of the group in the table above, all shares subject to options held by any group member that currently are exercisable or that will become exercisable within 60 days of our record date of June 27, 2011, are treated as outstanding, but for purposes of calculating the percentage of ownership of any individual, only the optioned shares held by that individual are treated as outstanding. The table includes the following numbers of optioned shares:

Mr. Bacon	64,522
Mr. Darrow	390,728
Mr. Kincaid	143,522
Mr. Riccio	119,722
Mr. Sawyer	116,722
All current directors and current executive officers as a group	835,216
•	The table also includes the following numbers of shares owned by a named person’s wife or held in trust, beneficial ownership of which is disclaimed by him:

Mr. Hehl	13,272
Mr. Johnston	453,829
•	None of the shares shown in the table are pledged as security.
•	In addition to the beneficial shares shown above, each non-employee director received and holds restricted stock units which vest and settle when the director leaves the board. See the Fiscal 2011 Non-employee Director Compensation table and related footnotes beginning on page 12 for additional detail.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, some owners of more than 10% of our common shares, and some persons who formerly were directors, executive officers, or owners of more than 10% to file reports of ownership and changes in ownership with the SEC and the NYSE and to furnish us with a copy of each report filed. Based solely on our review of copies of the reports filed by some of those persons and written representations from others that no reports were required, we believe that during fiscal 2011 all Section 16(a) filing requirements were complied with in a timely fashion.

CORPORATE GOVERNANCE

Board of Directors.  Our board is currently composed of ten independent directors and one employee director, our president and chief executive officer. Simultaneously with the shareholders’ meeting and election of the directors, the size of the board will decrease from eleven to ten directors.

Leadership Structure — CEO, Chairman, and Lead Director.  Our company has a history of adapting its leadership structure to meet the company’s needs and best serve the interests of our shareholders. Until the late 1990s, the roles of chairman and CEO were combined. In 1999, we separated the roles of the chairman and chief executive officer, and since 2006, James W. Johnston has served as the independent chairman of our board of directors. We believed that by maintaining a structure with an independent chairman, the chairman could work to focus the attention of the board on its oversight role while allowing the chief executive officer to focus his efforts on developing and implementing strategy as well as providing leadership to the employees. While that arrangement worked well for the most part, Mr. Johnston’s impending retirement caused the board to revisit the issue.

Since the time we decided to separate the chairman and CEO roles, a new practice has developed and been implemented at many companies in which one of the independent directors is designated as “lead director.” Under this arrangement, the lead director is the leader of the independent directors and is endowed with powers and duties that provide substantially all of the same benefits to the company and its shareholders as having an independent chairman. Having a lead director enables a company and its shareholders to enjoy those benefits and at the same time to have the added benefit of combining the CEO and chairman roles in a single person who is unambiguously the company’s leader.

The board has decided that, at this time in La-Z-Boy’s evolution, it is preferable to combine the chairman and CEO positions and to have a lead director. Accordingly, the board has amended our bylaws to create the position of lead director and has adopted a lead director charter setting forth in detail the lead director’s powers and duties. A copy of the lead director charter is posted on our Web site at http://investors.la-z-boy.com, under “Corporate Governance.” At its meeting immediately following this year’s annual meeting of shareholders, Kurt L. Darrow, currently our president and CEO, will assume the additional post of chairman of the board, and Richard M. Gabrys will become our lead director. The board will monitor the effectiveness of this arrangement after it is put in place and may from time to time consider whether to continue it or to again separate the CEO and chairman roles. Our bylaws and lead director charter have been drafted with a view to providing the board flexibility to structure our leadership in the manner it deems best at any given time in view of then prevailing circumstances.

Under our current structure, the chairman, working with the chief executive officer, approves meeting agendas and presides over all the regular board meetings. The chairman also serves as a liaison between the board and the CEO to expedite communications among all the directors. While the chairman and the chief executive officer confer on the meeting agendas, any director may suggest items for the agenda or request additional information from management. After the chairman and CEO roles are combined and our lead director takes office, the lead director will encourage communications between management and the independent directors and will serve as the principal liaison between the independent directors and the chairman. Among other duties, the lead director will:

•	preside at board meetings when the chairman is absent;
•	review board meeting agendas in collaboration with the chairman and the various committee chairs and recommend matters for the board and committees to consider;

•	advise the chairman as to the quality, quantity, and timeliness of the information submitted to the directors;
•	have authority to call meetings of the independent directors or to call for executive sessions during board meetings;
•	serve as chairman of the meetings of the independent directors or executive sessions of the board;
•	collaborate with committee chairs to ensure committee work is conducted at the committee level, coordinated on issues involving multiple committees, and appropriately reported to the Board; and
•	meet with the CEO to present and discuss the results of the compensation committee’s evaluation of the CEO’s performance.

The board has adopted and operates under a set of guidelines that outline, among other governance matters, the role of the board and our policies related to director criteria, independence, qualification, orientation, and assessment of board performance. These guidelines can be found on our Web site at http://investors.la-z-boy.com, under “Corporate Governance.” In addition to the Corporate Governance Guidelines, you will also find the charter for each of the board’s key committees and for our lead director as well as our Code of Business Conduct, which establishes our expectations for the business behavior of our employees, officers and directors. We will provide print copies of these materials, at no cost, to any shareholder who requests a copy from the Corporate Secretary at 1284 N. Telegraph, Monroe, Michigan 48162.

Meetings.  The board met six times during the fiscal year ended in April 2011, including four times in executive session. Beginning in mid-fiscal 2011, the directors adopted a policy to meet in executive session without management present following each regularly scheduled board meeting. These executive sessions are currently chaired by the chairman of the nominating and governance committee but in the future will be chaired by the lead director. Each director attended at least 75% of the total of all meetings of the board and committees on which each served during the fiscal year 2011. Last year, all the then-current directors attended the 2010 shareholders’ meeting, and we expect all the current directors to attend the 2011 shareholders’ meeting.

Director Independence.  Our board of directors strongly supports the concept of director independence. The chief executive officer is the only member of the board who is a current or past La-Z-Boy employee. Under our Corporate Governance Guidelines, we mandate that a majority of directors must be independent. In addition, we limit membership on the audit, compensation, and nominating and governance committees to independent directors. The board annually reviews and affirmatively determines the independence of each director. With the exception of our chief executive officer, Kurt L. Darrow, we have determined that each of the directors is an independent director and lacks any material relationship with the company that would impede his or her autonomy. In making its determination, the board used the following criteria, as reflected in our Corporate Governance Guidelines:

•	Within the last three years, a director or immediate family member may not have been an employee of the company or its independent registered public accounting firm.
•	Within the last three years, a director or immediate family member may not have been part of an interlocking directorship in which any of our executive officers serves on the compensation committee of another company that employs the director or family member.
•	Within the last three years, a director or immediate family member may not have received more than $120,000 during any 12-month period in direct compensation from La-Z-Boy, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation is not contingent in any way on continued service).
•	A director or immediate family member may not be an executive officer or employee of an entity that makes payments to or receives payments (other than contributions to a tax-exempt organization or charity) from us for property or services that, in any single fiscal year, within the last three years, exceed the greater of $1 million or 2% of the other entity’s consolidated gross revenues.

•	The following categorical standards identify relationships that a director may have with us that will not be considered material:
º	If a director is an executive officer, director, or shareholder of another company that does business with us and the annual revenues derived from that business are less than 1% of either company’s total revenues.
º	If a director is an executive officer, director, or shareholder of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of each company; or if the director is an executive officer, director, or shareholder of a bank or other financial institution (or its holding company) that extends credit to us on normal commercial terms and the total amount of our indebtedness to the bank or other financial institution is less than 3% of our total consolidated assets.
º	If a director is an executive officer or director of another company in which we own common stock, and the amount of our common stock interest is less than 5% of the total shareholders’ equity of the other company.
º	If any family member of a director is or was employed by us in a non-executive capacity and the family member’s compensation has not exceeded $120,000 in any one fiscal year.
º	If a director is a director, officer, or trustee of a charitable organization, our annual charitable contributions to the organization (exclusive of gift-match payments) are less than 1% of the organization’s total annual charitable receipts, all of our contributions to the organization were approved through our normal approval process, and no contribution was made “on behalf of” any of our officers or directors; or if a director is a director of the La-Z-Boy Foundation.
º	If a director is a member of, employed by, or of counsel to a law firm or investment banking firm that performs services for us, payments made by us to the firm during a fiscal year do not exceed 1% of the firm’s gross revenues for the fiscal year, and the director’s relationship with the firm is such that his or her compensation is not linked directly or indirectly to the amount of payments the firm receives from us.

The NYSE listed company rules also require that a majority of our directors be independent directors. Applying these standards and the criteria in our Corporate Governance Guidelines, the board of directors has affirmatively determined that each of the following directors, comprising all of the non-management directors, meets (or met during the period in which he served) the criteria for “independent” directors set forth in the listing standards of the NYSE and is an “independent” director under those standards and under our Corporate Governance Guidelines: Ms. Kerr and Ms. Gurwitch, Messrs. Foss, Gabrys, Hehl, Holman, Johnston, Lipford, McCollough, Qubein and Thompson, and Dr. Levy. Mr. Lipford, who served on the board during a portion of fiscal 2011, was at that time “Of Counsel” to the law firm of Miller, Canfield, Paddock and Stone, P.L.C., which provided us with legal services in fiscal 2011 and has done so for many years. The board determined that Mr. Lipford was independent under the last of the categorical standards listed above because of the nature of his relationship with Miller Canfield and because Miller Canfield advised us that the total amount we paid it during the past fiscal year was less than 0.5% of its gross revenues for that period.

Director Compensation.  We designed the annual pay package for directors to attract and retain highly qualified professionals to represent our shareholders. Directors who also are employees receive no additional compensation for serving on the board. Non-employee directors receive a combination of cash and restricted stock units as compensation for their service. We also reimburse our directors for their costs of travel, lodging, and related expenses while on company-related business. The company provides membership in the National Association of Corporate Directors for each director and reimburses them for fees and expenses for participation in NACD and other programs intended to increase their knowledge of corporate governance and other issues related to their duties as directors. We encourage our directors to visit our company facilities, independently owned retail outlets, and our competitors to improve their understanding of our operations and the industry. For the fiscal year ended April 2011, we paid each director cash and equity compensation in the following amounts:

Cash Compensation

•	Each non-employee director received an annual cash retainer of $35,000.
•	The non-executive chairman of the board received an additional annual cash retainer of $100,000. After this year’s annual meeting the position of non-executive chairman will be replaced by the lead director position. The lead director will receive an additional cash retainer of $20,000 per annum for serving in that capacity.
•	The chairman of the audit committee received an additional cash retainer of $10,000 per annum, increased to $12,000 per annum beginning May 1, 2011.
•	The chairmen of the other board committees each received additional cash retainers of $6,000 per annum, increased to $8,500 per annum for the compensation committee chairman effective May 1, 2011.
•	In addition to the annual retainers, which are paid in quarterly installments, non-employee directors received $1,500 for each board meeting or committee meeting attended in person or by conference call.

Equity Compensation

•	On September 1, 2010, each non-employee director received a grant of 9,181 restricted stock units with a grant date value of $65,001. We will grant restricted stock units valued at $65,000 on September 1, 2011 to the non-employee directors serving at that time.
•	Each restricted stock unit is equivalent in value to a share of La-Z-Boy common stock. Dividend equivalents are awarded on restricted stock units at the same time and in the same amount as dividends declared on our common shares. The restricted stock units do not include voting rights. The units vest and are settled when the director leaves the board and, for units issued under the 2010 Omnibus Incentive Plan, are settled in shares only.

The following table provides details regarding each of the non-employee directors’ compensation for fiscal 2011. The amount of annual cash compensation varied based on committee participation, committee chairs held, meetings attended, and mid-year changes in board and committee membership. Stock awards reflect the grant date fair value.

Fiscal 2011 Non-employee Director Compensation

Name	Fees Earned or Paid in Cash $(1)	Stock Awards $(2)	Total ($)
John H. Foss	75,000	65,001	140,001
Richard M. Gabrys	63,800	65,001	128,801
Janet L. Gurwitch	59,000	65,001	124,001
David K. Hehl	71,000	65,001	136,001
Edwin J. Holman	69,500	65,001	134,501
James W. Johnston	144,000	65,001	209,001
Janet E. Kerr	62,000	65,001	127,001
H. George Levy	59,000	65,001	124,001
Rocque E. Lipford(3)	22,800	0	22,800
W. Alan McCollough	57,250	65,001	122,251
Nido R. Qubein	59,000	65,001	124,001
Jack L. Thompson(3)	18,000	0	18,000

(1)	Includes actual annual board retainer fee, committee chairman fees, and meeting fees.
(2)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718. Each director then in office received 9,181 restricted stock units on September 1, 2010. Restricted stock units granted to non-employee directors in prior years under our former plans were settleable in cash; units granted on September 1, 2010 and to be granted in future years under our 2010 Omnibus Incentive Plan will be settleable in shares. The units formerly held by Messrs. Lipford and Thompson were paid out in cash when they retired from the board in August 2010. As of April 30, 2011, the number of restricted stock units of each type held by each non-employee director (which vest and settle when the director leaves the board) were:

	Units Settleable in Cash	Units Settleable in Shares
John H. Foss	16,514	9,181
Richard M. Gabrys	16,514	9,181
Janet L. Gurwitch	5,000	9,181
David K. Hehl	16,514	9,181
Edwin J. Holman	5,000	9,181
James W. Johnston	16,514	9,181
Janet E. Kerr	12,927	9,181
H. George Levy	16,514	9,181
W. Alan McCollough	16,514	9,181
Nido R. Qubein	16,514	9,181
(3)	Retired from board service during fiscal 2011.

Non-Employee Director Stock Ownership Guideline.  In June 2011, the directors adopted a minimum stock ownership guideline for non-employee directors under which the directors are expected to own La-Z-Boy equity (including deferred or restricted stock units) at least equal in value to five times the annual cash retainer, with a five-year timetable to comply. As of April 30, 2011, each director has met the ownership requirements.

Majority Vote Standard for Director Elections.  Under our Corporate Governance Guidelines, we have established a majority vote standard for directors in an uncontested election. Should a director not receive a majority of the votes cast in an uncontested election, he or she is required to submit his or her resignation at the annual board meeting immediately following the annual shareholders’ meeting. The other directors must act on the resignation at or before the next regularly scheduled meeting and publicly report the board’s decision. For purposes of this rule, an election is treated as contested when there are more nominees than positions to be filled by election at the meeting.

Communication with Directors.  Interested parties wishing to communicate their comments, concerns or questions about La-Z-Boy to the board of directors, the current non-employee chairman, the lead director we plan to appoint after this year’s annual meeting, or any or all of the other non-employee directors may do so by U.S. mail addressed to the board, the chairman (or, after this year’s annual meeting, the lead director), or the non-employee directors (or any of them) at:

Office of the Corporate Secretary
La-Z-Boy Incorporated
1284 North Telegraph Road
Monroe, Michigan 48162

The corporate secretary reviews and compiles any communications received for the board, board committees, or individual non-employee directors. He provides a summary of any lengthy or repetitive communications and forwards them to the appropriate director or directors. The complete communication is furnished to the appropriate director or directors upon their request.

Related Party Transactions.  Our company’s Code of Business Conduct, which applies to all employees, executive officers, and directors, requires avoidance of any situation creating a potential conflict of interest. Where a potential conflict is unavoidable, it must be disclosed to our president or secretary, or to the chairman of the audit committee. Each year we require the directors and executive officers to complete a questionnaire disclosing any transactions between the directors or executive officers, including their immediate family members, and La-Z-Boy. The audit committee is responsible for reviewing and approving any related party transactions involving directors or executives. The audit committee reviews any transactions related to directors or executive officers reported, or identified from the questionnaires, and takes appropriate action. We will disclose any waivers of the Code of Business Conduct related to the directors or executive officers on our Web site. We granted no waivers in fiscal 2011.

Independent Audits.  The lead partner of our independent registered public accounting firm is rotated at least every five years. PricewaterhouseCoopers LLP has been selected as the independent registered public accounting firm for fiscal 2012.

Board Committees.  We currently have three standing committees of the board: the audit, compensation, and nominating and governance committees. At the annual board of directors meeting, the directors establish the membership and determine the chairman for each committee. In accordance with our Corporate Governance Guidelines and the independence standards of the NYSE rules, only independent directors serve on these committees.

The board of directors reviews and approves each of the committees’ charters and amendments. Each committee of the board, and the board itself, has the authority to engage independent consultants and advisors at the company’s expense. The current non-employee chairman of the board is not a member of any of the board committees, but he does coordinate the agendas and activities of the committees with each committee chairman and attends the committee meetings. We expect our new lead director to interact with committees in the same manner when he takes office and to continue serving on our audit and compensation committees. Committee chairs do not sit on any other committees. Other non-employee directors generally sit on two committees. The current membership of each of the key committees is shown in the following table:

Name	Audit	Compensation	Nominating and Governance
Kurt L. Darrow
John H. Foss	Chair
Richard M. Gabrys	X	X
Janet L. Gurwitch		X	X
David K. Hehl	X		X
Edwin J. Holman	X		X
James W. Johnston
Janet E. Kerr			Chair
H. George Levy		X	X
W. Alan McCollough		Chair
Nido R. Qubein		X	X

Audit Committee

The audit committee assists the board in the oversight of our financial reporting process, our compliance with legal and regulatory requirements, and the effectiveness of the internal and external audit functions. The audit committee does not provide any expert or special assurance about the financial statements or any professional certification of the outside auditor’s work. The committee selects the independent registered public accounting firm to perform the annual audit of financial statements and internal controls. The committee oversees all aspects of dealing with the independent registered public accounting firm, including its appointment, retention and compensation. The committee monitors the auditor’s independence and annually requests and reviews the outside auditor’s written statement of relationships between the auditor and the company. The committee limits our use of the outside auditors for non-audit work. In addition, the audit committee discusses the quality and adequacy of internal controls with management and the outside auditor. Under its charter, each member of the committee must meet the enhanced independence standards for audit committees as established in the SEC and NYSE listing standards. The board has determined each of the four committee members meets these independence standards, is financially literate within the meaning of the SEC rules, and is an audit committee financial expert within the meaning of the NYSE’s corporate governance listing standards. For further discussion of the audit committee’s activities see “Audit Committee Report” below.

Compensation Committee

The compensation committee assists the board in overseeing the compensation programs for our executives and directors, including the related risks. The compensation committee regularly reviews and approves the compensation package for our chief executive officer, chief financial officer, and the executive officers named in the Summary Compensation Table (referred to as the named executive officers), with the intent of providing a total compensation package that is competitive with market-median levels for expected performance. The committee annually evaluates the performance of our chief executive officer and reviews the performance of the other named executive officers with the chief executive officer. Membership on the committee requires directors to meet standards of independence as promulgated by the SEC (i.e., “non-employee director” as defined in the rules under Section 16 of the Securities Exchange Act of 1934), the Internal Revenue Service (i.e., “outside director” as defined in the regulations under Section 162(m) of the Internal Revenue Code), and the NYSE listing standards. In performing its duties the committee utilizes an independent outside compensation consultant (Hay Group during fiscal 2011) and has access to our human resources and legal personnel and senior management. The compensation committee annually produces a report on executive compensation for inclusion in the proxy statement (see “Compensation Committee Report” below). The compensation committee met four times during fiscal 2011. The charter of the compensation committee will be provided to any shareholder upon request and can be found on our Web site at http://investors.la-z-boy.com, under “Corporate Governance.”

Compensation Risk Assessment.  The compensation committee, with the assistance of its outside compensation consultant, reviewed management’s risk assessment related to our compensation plans and concluded that our policies and practices are not reasonably likely to have a material adverse effect on the company. At the committee’s request, management undertook a detailed review of its compensation programs to identify material risks and the existing processes mitigating the risks. Management reviewed the existing compensation plans with a focus on incentive compensation plans and evaluated the plans for various factors including alignment with business strategy, consistent performance metrics, the use of hurdles, market competitiveness, impact on motivation, and the opportunities for management discretion. The review probed for material financial, operational, and reputational risks. Management discussed the results of this review with Hay Group, the compensation committee’s independent compensation consultant. Management subsequently reviewed with the compensation committee the identified risks and management’s determination that the plans and policies do not create risks that are reasonably likely to have a material adverse effect on the company.

Compensation Committee Interlocks and Insider Participation.  Messrs. Gabrys, Levy, McCollough, and Qubein and Ms. Gurwitch served throughout fiscal 2011 as members of the compensation committee. Mr. Thompson also served on the committee until his retirement in August, 2010. None of the members of the committee has been an officer or an employee of La-Z-Boy Incorporated or any of its subsidiaries. No named executive officer serves on the board of directors of any company at which a compensation committee member is employed.

Nominating and Governance Committee

The nominating and governance committee is composed of independent directors, who met six times during fiscal 2011. The nominating and governance committee identifies, evaluates, and recommends director candidates to the board. The committee also oversees the board’s practices, policies, and procedures and makes recommendations on general corporate governance issues including the size, structure, and composition of the board and its committees. The committee considers candidates identified by the committee’s own members or referrals from other board members, management, or outside sources, including candidates recommended by shareholders. (For information on how to propose a candidate to the nominating and governance committee and on the requirements for a shareholder’s own nomination of a director, see “Next Annual Meeting — Shareholder Proposals for the 2012 Annual Meeting” below.) In evaluating proposed candidates, the committee may review their resumes, obtain references and conduct personal interviews. The committee considers, among other factors, the candidate’s experience, leadership qualities, integrity, diversity, ability to exercise mature judgment, independence, and ability to make the appropriate time commitments to the board. The committee’s charter can be found on our Web site at http://investors.la-z-boy.com, under “Corporate Governance.” During fiscal 2011, we eliminated our former separate risk oversight committee and transferred its functions, including the oversight of the Company’s risk assessment, mitigation process, and determination of risk tolerance, to the nominating and governance committee.

Risk Oversight.  The board of directors is responsible for overseeing our risks. Until August, 2010, we had a risk oversight committee composed of six independent directors to assist in the board’s oversight efforts. The risk oversight committee, working with outside risk consultants and the other board committees, allocated the oversight responsibility of our identified risk categories to the various committees and the board as appropriate. The risk oversight committee, using the services of outside risk consultants as needed, was responsible for regularly reviewing our process for identifying, prioritizing, and mitigating various risks. In addition, the committee was responsible for reviewing our risk tolerance and its alignment with our strategic plan. The board and each other committee, as part of their oversight efforts, will review their respective risk categories. As noted above, the functions of our former risk oversight committee have been transferred to the nominating and governance committee.

AUDIT COMMITTEE REPORT

The audit committee assists the board in its oversight of the integrity of the financial reporting process, internal controls and procedures, and compliance with legal and regulatory requirements. The audit committee members do not replace or duplicate the activities of management or the independent registered public accounting firm. While management is directly responsible for its internal controls and financial reporting process, the independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and its internal controls over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board. The audit committee manages all aspects of the relationship with the independent registered public accounting firm, including its selection, compensation, retention, replacement and the scope of any additional work.

The audit committee met twelve times during fiscal 2011 with the senior members of the company’s financial management team and the independent registered public accounting firm. The committee also met with other key managers selected by the committee to review some of the key financial risks. To assist the committee in performing its duties, the committee has access to advice and assistance from outside legal, accounting and other advisors at company expense. As part of its process in selecting the independent registered public accounting firm to perform the annual audit and review of internal controls, the audit committee discussed with the independent auditors the matters required to be discussed under the applicable standards promulgated by the Public Company Accounting Oversight Board. The audit committee also received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the independent accountant the independent accountant’s independence. In order to monitor the independence of PricewaterhouseCoopers LLP, the committee discusses the work they propose to perform and fees they will earn related to non-audit services prior to the performance of such work. A copy of the current audit committee charter is available on the La-Z-Boy Web site at http://investors.la-z-boy.com, under “Corporate Governance.”

In order to recommend that the audited financial statements be included in the company’s Annual Report, the audit committee reviewed and discussed the fiscal 2011 audited financial statements and its internal controls over financial reporting with management and PricewaterhouseCoopers LLP. In addition, the audit committee regularly met in executive session without management and in separate private session with the independent registered public accounting firm to discuss management’s financial estimates and judgment, the internal control over financial reporting, accounting principles, and regulatory compliance. The audit committee also met individually in executive session with the chief executive officer, chief financial officer, head of audit services, and other members of senior management to discuss these same topics. As a result, the audit committee recommended to the board of directors, and the board of directors has approved, including the audited financial statements in La-Z-Boy’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011, for filing with the Securities and Exchange Commission.

The Audit Committee
John H. Foss, Chairman
Richard M. Gabrys
David K. Hehl
Edwin J. Holman

Audit Fees

For professional services rendered to us for fiscal years 2011 and 2010, PricewaterhouseCoopers LLP has billed us as follows:

	Fiscal 2011	Fiscal 2010
Audit Fees	$1,163,000	$1,100,800
Audit Related Fees	152,000	102,500
Tax Fees	37,000	28,000
All Other Fees	1,500	1,500
Total	$1,353,500	$1,232,800

Audit fees are for the audit work performed on our annual financial statements, our internal controls over financial reporting, management’s assessment of our internal controls over financial reporting, and reviews of the quarterly financial statements included in our quarterly reports on Forms 10-Q, as well as audit services that are normally provided in connection with our statutory and regulatory filings.

Audit-related fees relate to audits of our employee benefit plans and review of controls related to the implementation of new accounting systems associated with our enterprise resource planning project. Tax fees include fees for tax compliance and advisory services in Canada. All other fees represent accounting research software subscription fees.

The audit committee’s current policy requires pre-approval of all audit and non-audit services provided by the independent auditors before the engagement of the independent auditors to perform them. A limited amount of tax services have been pre-approved. Services, including tax services not covered by the general pre-approval, require specific pre-approval by the committee.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we summarize the compensation programs for our named executive officers (the individuals named in the “Summary Compensation Table” that follows this Compensation Discussion and Analysis). We discuss our compensation objectives and describe each pay element, the role it plays in the overall compensation program, and whether it pertains only to the named executive officers or to a broader group of employees. You should review this section with the pay disclosure tables that begin with the Summary Compensation Table on page 29.

Executive Summary

Although fiscal 2011 continued to present macroeconomic challenges, we made progress executing against our set of strategic initiatives. Our retail and casegoods segments improved their operating performance for the year, and our upholstery segment posted an 8% operating margin. In spite of a continuing soft retail environment, our retail division increased its annual sales on a comparable store basis, improved its gross margin, and reduced its operating loss by 24%, or $5 million. Our casegoods division’s sales grew 4.0% compared with the prior year, while its operating margin increased from (0.2%) to 4.4%. We launched a major marketing initiative for the La-Z-Boy brand in 2011 with the slogan, “Live life comfortably,” to educate consumers about our wide selection of stylish furniture beyond our iconic recliners.

Total sales grew 0.7% over the prior year. Our fiscal 2011 year, however, was made up of 53 weeks, and the additional week increased our annual total by approximately 2%. Our earnings declined from $0.62 per diluted share to $0.45 per diluted share, due in part to long-lived asset impairments and increases in raw material prices. In fiscal 2011 we strengthened our balance sheet by increasing our cash position by about $7 million and reducing our debt by about $11 million compared to fiscal 2010. We ended fiscal 2011 with a debt to capitalization ratio of only 8.8%.

We continue to monitor all of our compensation program elements and practices to determine how they compare with current market practices and align with our overall compensation philosophy. Over the last year, the compensation committee and executive management worked with Hay Group, the committee’s independent executive compensation consultant, to review our compensation programs. We took the following actions, which we believe aid us in retaining and motivating our named executive officers and attracting new executives as needed.

–	Short-term and Long-term Incentive Awards. On August 18, 2010, our shareholders approved the La-Z-Boy Incorporated 2010 Omnibus Incentive Plan, which replaced the La-Z-Boy Incorporated 2004 Long-term Equity Award Plan. The new plan provides for both short-term and long-term incentive awards payable in cash, stock options, restricted stock, and other stock-based awards. The purpose of the plan is to promote the interests of the company and our shareholders through (a) attracting and retaining participants essential to our success; (b) motivating participants with incentives linked to appropriate performance goals; and (c) enabling such individuals to share in our success and appreciation in the value of our stock. For fiscal 2011, awards for our named executive officers included stock options and performance based share awards. The value received will vary based on the future price of our common stock and the company’s performance.
–	Change-in-Control Agreements. Effective June 2010, the board of directors approved new agreements to reduce the protection period and potential payout for named executive officers other than the CEO in the event of a change in control of the company. The new agreements also change the payout to a best-net approach that delivers a greater portion of the intended severance benefit to the executive without the company’s incurring the additional expense of a tax gross-up. Awards made under the La-Z-Boy Incorporated 2010 Omnibus Incentive Plan will not vest prematurely following a change in control unless the executive’s employment terminates under certain conditions.
–	Compensation Peer Group. The compensation committee utilizes a group of companies (peer group) for benchmark data when analyzing executive compensation. Based on Hay Group’s recommendation, the committee in fiscal 2011 began utilizing a larger peer group, which provides greater depth of practice and more useful benchmark data. The 2011 peer group is made up of publicly-traded American companies with roughly comparable revenues that are either La-Z-Boy competitors or manufacturing companies with a retail focus.
–	Stock Ownership Guidelines. Effective June 2010, the compensation committee amended the company’s stock ownership guidelines for executives based on a review of guidelines utilized by the company’s compensation peer group and Fortune 250 companies. The previous ownership guidelines were expressed as a number of shares and varied from approximately 38,000 to 144,000 shares, depending on the named executive officer’s responsibilities and the timing of when the executive became subject to the guidelines. Under the new guidelines, our executives are expected to own a fixed number of shares of company stock equal in value to a multiple of their annual base salary, using our stock’s average closing price in the month of April 2010. The share requirements for our named executive officers now range from approximately 45,000 to 210,000, but their original five year deadline for compliance has not changed.
–	Severance Plan. Consistent with market practice and trends, we adopted a severance plan for our named executive officers.

The following pages provide additional detail about each compensation element.

Executive Compensation Approach

Our executive pay programs are designed to reflect the following objectives:

•	Market competitive. Pay packages, including base salaries and incentive opportunities, are designed to be competitive with industry peers and pay practices for similar companies and business models at U.S. retailers and U.S. manufacturers with a retail focus.
•	Pay for performance. The majority of the named executive officers’ target pay opportunity is provided through annual and long-term incentive award opportunities, which are earned, or increase in value, based on company and stock performance.
•	Align with shareholder interests. The named executive officers are required to own company stock over a sustained period to ensure they have the perspective of long-term shareholders.

•	Program effectiveness. We have clearly defined programs that provide meaningful award opportunities aligned to the achievement of our business strategy.
•	Cost efficient. In designing our executive pay program, we take into account the cost of various possible elements (share usage, cash flow and accounting/tax impact).

Our compensation philosophy is to provide a base salary targeted to the median of the competitive market, with the opportunity to earn a significantly higher level of compensation under incentive programs that link executive pay to company and individual performance factors. All named executive officers participate in the same compensation program and are subject to the same pay policies. The majority of each executive’s target compensation is at risk with the amount realized, if any, based on company performance. The pay level and at-risk portion increases as an executive assumes greater levels of responsibility with greater impact on the company. Accordingly, the chief executive officer’s pay level and at-risk pay portion are higher than those of other officers due to his greater level of responsibility.

Compensation Committee’s Role

Each year, the compensation committee reviews and approves the overall design of our executive pay program and all pay elements for the named executive officers. Three senior executives (chief executive officer, chief financial officer, and corporate vice president human resources) provide input on program design (including goals and weighting) and information on the company’s and the furniture industry’s performance. Management is responsible for implementing the executive pay program that the committee approves.

The compensation committee has retained Hay Group as its independent executive compensation consultant to advise the committee on matters related to executive compensation. Hay Group does not provide any services to the company other than its work for the board of directors. Under the committee’s direction, Hay Group does interact with members of the senior executive team to provide insight into company and industry practices and ensure that executives are informed with regard to emerging best practices and market trends. The committee has sole authority to retain and terminate consultants used to assist in the evaluation of executive compensation.

Pay-Setting Process Methodology

We assign executives to pay grades based on their duties and responsibilities. For each pay grade, we establish a salary range and the target annual and long-term incentive award opportunities based on market median pay levels. In setting individual pay levels, we consider market pay data, company performance, and the executive’s competencies, skills, experience, and performance, as well as our business needs, cost, and internal relationships.

In setting the named executive officers’ pay levels, the committee reviews pay of the chief executive officer and other named officers as a team. Annually we review current total direct compensation (salary, annual and long-term incentive awards) among a peer group of companies. The peer group is composed of publicly-traded American companies with roughly comparable revenues that are either competitors or manufacturing companies with a retail focus. The peer companies considered in setting 2011 pay levels were Acuity Brands, Inc.; Ethan Allen Interiors, Inc.; Furniture Brands International, Inc.; Haverty Furniture; Herman Miller, Inc.; Knoll, Inc.; Pier 1 Imports, Inc.; Polaris Industries, Inc.; Sealy Corporation; Select Comfort Corporation; Tempur-Pedic International, Inc.; The Toro Company; Under Armour Inc.; and Wolverine Worldwide. Based on Hay Group’s recommendation, the committee has approved the addition of Callaway Golf Company to the peer group for 2012.

In addition, we review target total direct compensation for comparable jobs generally in retail and general industry companies based on compensation surveys conducted annually by Hay Group. We use both peer group comparator data and market survey data to benchmark pay. We believe this dual benchmarking provides a more rigorous process to validate pay decisions.

Periodically, we also review the market practices for executive retirement benefits, deferred compensation plans, and severance and change in control agreements. In fiscal 2011, the committee reviewed our compensation and benefit programs in light of best practices in these areas. Actions taken by the committee are discussed in the “Executive Summary” and “Other Executive Compensation Program Elements” sections (see pages 26).

To aid in its oversight of our executive compensation program, the committee requested that Hay Group conduct a total compensation review for each of the named executive officer positions. The analysis included base salary, short-term incentives, and long-term incentives and compared the compensation of the named executive officers with median levels for general industry, retail industry, and the company’s peer group. In addition, the committee annually reviews estimated amounts to be paid to the named executive officers under various employment termination situations, including a change in control of the company. The committee believes its use of data supplied by the independent consultant along with a review of current and historical compensation for the named executive officers provides the committee with a complete picture of the named executive officers’ compensation.

Our process for setting compensation for our named executive officers includes a formal, individual performance evaluation each year for each executive. The independent members of the board of directors assess the chief executive officer’s performance each year. This formal assessment includes an evaluation of critical areas, including customer relations, human capital, shareholder value, operating results and strategic goals. The chief executive officer assesses the individual performance of the other named executive officers based on their overall performance throughout the year, accomplishment of specific goals, and their future potential within the organization. This assessment is used in determining base salary as noted below.

Executive Compensation Program Elements

To best achieve our objectives for the executive pay program, we provide a compensation package comprising the following primary elements:

•	Base salary
•	Management Incentive Program (MIP) (annual cash incentive opportunity)
•	Long-term Equity Incentive Awards
•	Other executive compensation program elements (stock ownership guidelines, retirement benefits and deferred compensation)

Some elements vary based on the company’s performance, and some provide no benefit unless the company achieves specific results. The mechanics of these pay elements and our pay decisions are detailed below.

Base Salary

Base salaries paid to our named executive officers are based on their duties, competencies, experience and performance. In setting base salaries for our executive team, we consider market levels, specific job responsibilities, internal pay relationships and total cost. Executives are eligible for annual merit salary increases based on individual performance, comparison with market levels and the total salary budget. Executives are eligible for mid-year salary adjustments if they are promoted or their job responsibilities change.

Salary Changes in Fiscal 2011

In June 2010, the committee reviewed salary levels for each named executive officer and approved certain salary increases based on the officers’ individual performance, the company’s improved financial position and market data provided by Hay Group. Effective July 1, 2010, three of the named executive officers (Mr. Darrow, Mr. Riccio, and Mr. Bacon) received salary increases. Mr. Kincaid did not receive an increase in his base salary for fiscal 2011 in light of the casegoods division’s reduced size, its profitability below expectations, and Mr. Kincaid’s current base salary compared with market levels. Because Mr. Sawyer’s current salary was in line with market median levels for comparable positions, he did not receive an increase in his base salary for fiscal 2011.

Salary Changes for Fiscal 2012

In June 2011, the committee reviewed salary levels for each of the named executive officers and approved salary increases based on their individual performance, the company’s improved financial position, changes in responsibility, and market data provided by Hay Group. Effective July 1, 2011, the named executive officers received salary increases based on the following:

•	Kurt L. Darrow, President and Chief Executive Officer. Our board of directors previously announced that Mr. Darrow will assume the additional post of Chairman at its August 24, 2011, meeting. Based on the resulting increase in responsibilities, Mr. Darrow’s compensation relative to our peer group, and the company’s performance in fiscal 2011, the committee determined that an increase of Mr. Darrow’s base salary for fiscal 2012 was appropriate. Although fiscal 2011 continued to present macroeconomic challenges, under his leadership we made progress executing our strategic initiatives to properly position our business model in an ever changing environment. Importantly, in spite of a continuing soft retail environment, the retail division increased its annual sales on a comparable store basis, improved its gross margin, and reduced its operating loss by 24%. Additionally, we launched a major marketing initiative for the La-Z-Boy brand in 2011 with the slogan, “Live life comfortably,” to educate consumers about our wide selection of stylish furniture beyond our iconic recliners.
•	Louis M. Riccio, Jr., Senior Vice President and Chief Financial Officer. The committee increased Mr. Riccio’s base salary and pay grade for fiscal 2012 based on his performance and the position’s compensation level relative to the company’s peer group. Despite the current macroeconomic challenges, we made progress executing our strategic initiatives while strengthening our financial position. We implemented several key initiatives to reduce our overall cost structure, improved our risk assessment process and managed the implementation of our enterprise resource planning (ERP) system, which we will continue to deploy in fiscal 2012. In fiscal 2011, we strengthened our balance sheet by increasing our cash position by about $7 million and decreasing our debt by about $11 million and improved our debt to capitalization ratio from 12.3% to 8.8%.
•	Mark S. Bacon, Sr., Senior Vice President and President La-Z-Boy Branded Business (formerly Senior Vice President and Chief Retail Officer). Effective July 1, 2011, we promoted Mr. Bacon to the position of President La-Z-Boy Branded Business, with full operating responsibility for our branded wholesale and retail businesses. The committee increased Mr. Bacon’s base salary and pay grade for fiscal 2012 based on his increased responsibilities and the retail division’s improved performance in fiscal 2011. In spite of a continuing soft retail environment, the retail division increased its annual sales, increased same-store sales in the second half of the year, improved its gross margin, and reduced its operating loss by 24%, or $5 million. The division assumed operation of most of the Southern California market during the year, successfully transitioning 15 stores to our retail sales model. We believe Mr. Bacon has positioned the division to continue increasing sales and improving profitability during fiscal 2012.
•	Steven M. Kincaid, Senior Vice President and President Casegoods. The committee increased Mr. Kincaid’s base salary for fiscal 2012 based on his performance and the overall improvements to his business segment. In fiscal 2011, Mr. Kincaid made positive strides in our casegoods division’s performance while increasing profitability and sales. Our casegoods division’s sales increased 4.0% compared to the prior year, and the division operating margin increased to 4.4% from (0.2%) in fiscal 2010.
•	Otis S. Sawyer, Senior Vice President and President Non-Branded Upholstered Product. During fiscal 2011, Mr. Sawyer managed the company’s England, Inc. and Bauhaus U.S.A., Inc. businesses and our transportation fleet. Mr. Sawyer continues to realize profitable results for his area of responsibility within the upholstery segment. The committee increased Mr. Sawyer’s base salary for fiscal 2012 based on his performance and to better align his salary with other business segment leaders who have similar overall responsibility.

The named executive officers’ fiscal 2010, 2011, and 2012 salaries are presented in the table below.

Executive	Fiscal 2010 Salary $	Fiscal 2011 Salary $(1)	% Change	Fiscal 2012 Salary $(1)	% Change
Kurt L. Darrow	725,000	775,000	6.9%	$825,000	6.5%
Louis M. Riccio, Jr.	350,000	375,000	7.1%	$400,000	6.7%
Mark S. Bacon, Sr.	375,000	400,000	6.7%	$450,000	12.5%
Steven M. Kincaid	360,000	360,000	—	$370,000	2.8%
Otis S. Sawyer	310,000	310,000	—	$330,000	6.5%

(1)	Beginning in fiscal 2011, salary increases become effective on July 1, two months after the start of the fiscal year. As a result, the amounts shown here are higher than those shown in the 2011 Summary Compensation Table on page 29 below.

La-Z-Boy Incorporated 2010 Omnibus Incentive Plan

Approved by shareholders at the August 18, 2010 annual meeting, the La-Z-Boy Incorporated 2010 Omnibus Incentive Plan is designed to reward executives for achievement of both short-term and long-term corporate performance goals. The short-term incentive award provides for an annual cash payment for achievement of annual performance goals. The long-term incentive award provides equity-based compensation (restricted stock, restricted stock units, options, or other forms of equity based compensation) intended to align executive pay with long-term shareholder returns, motivate our executive officers to focus on long-term business objectives, and encourages long-term strategic thinking.

Short Term Incentive Awards (Management Incentive Program)

The named executive officers and the management team participate in the Management Incentive Program (MIP), which is an annual cash incentive (bonus) plan. The MIP is designed to motivate and reward executives for the achievement of annual goals. Target awards, specified as a percentage of base salary, vary by pay grade. Employees have the opportunity to earn awards up to 200% of their target incentive opportunity, based on performance. For the named executive officers, we base the financial goals on the company’s overall financial performance.

Fiscal 2011 financial measures were:

•	2/3 weight — operating margin (operating income as% of net sales)
•	1/3 weight — net sales

The compensation committee approved these financial measures because they drive shareholder value and reflect our emphasis on profitability (operating margin) and sales growth. For these purposes, we calculated operating margin without taking into account gains or losses on the sale of real estate or restructuring costs. After defining required performance, the committee has discretion, in extraordinary circumstances, to modify incentive awards, either up or down, for the named executive officers but did not exercise such discretion in awarding MIP payments for fiscal 2011.

Target financial performance goals were set to be challenging but achievable. Over the prior five years (fiscal years 2006 to 2010), our payouts under the MIP for overall company financial performance averaged approximately 44% of target.

For fiscal 2011, executives were not eligible to receive any award unless we achieved net sales of $1,180 million or an operating margin of 3.6%, compared with our fiscal 2010 net sales of $1,179 million or operating margin of 3.4%. Executives were eligible to earn their target bonus amounts if we achieved both net sales of $1,260 million and an operating margin of at least 5.6%. Executives would receive 200% of their target bonus if the company achieved both net sales of $1,324 million and an operating margin of at least 7.1%.

Analysis — 2011 MIP Awards Were Below Target Reflecting Our Financial Performance

Our 2011 company financial performance results were below target levels, reflecting the ongoing challenges with the economy and higher than anticipated raw material price increases. Results for the MIP payouts based on sales were 56% of the sales goal, and operating margin was below the minimum threshold, resulting in a total achieved level of 18% of target. Thus, in line with our compensation philosophy and in accordance with standards we set at the outset of the year, MIP payments to our named executive officers for 2011 were below target levels.

Our named executive officers’ fiscal 2011 target, achieved performance level, and actual MIP awards, expressed as a percentage of base salary, were as follows:

Executive	Fiscal 2011 Target Incentive (% of base salary)	Achieved Performance Level (% of target performance)	Actual Fiscal 2011 Incentive Payout (% of base salary)
Kurt L. Darrow	90%	18%	16.0%
Louis M. Riccio, Jr.	50%	18%	9.0%
Mark S. Bacon, Sr.	50%	18%	9.0%
Steven M. Kincaid	50%	18%	9.0%
Otis S. Sawyer	50%	18%	9.0%

Fiscal 2012 MIP Awards

Based on market information and changes in the pay grades and responsibilities of some of our executives, the committee approved the following target incentives (% of base salary) for fiscal 2012: Mr. Darrow, 100%; Messrs. Riccio and Bacon, 75%; and Messrs. Kincaid and Sawyer, 60%. The committee established operating margin ( 2/3 weight) and net sales ( 1/3 weight) as the financial measure for fiscal 2012.

Long-term Equity Incentive Awards

Our long-term equity incentive awards are designed to motivate and reward executives for creating shareholder value and to enhance our ability to retain employees. The value our employees receive varies based on the company’s performance and the future price of our common stock.

We establish award levels for each eligible pay grade after considering market median practices and total cost (share usage and accounting/tax impact). The committee approves annual equity-based awards that are granted on the second Wednesday in July. Our chief executive officer has discretion during the year to approve limited grants of restricted stock to recruit executives and reward promoted employees other than the named executive officers, but we made no such grants during fiscal 2011.

Each year the committee determines the appropriate long-term incentive award types and mix based on our objectives for the grants, as well as market practices, share usage, accounting/tax impact, and past practices. We determine the accounting cost of the stock-based awards as of the date of grant and accrue the expense over the vesting period. The ultimate expense for performance-based stock awards is based on the number of shares earned.

Our stock options and performance-based stock awards are designed to enable the company to deduct their cost for tax purposes, while executives who exercise options or receive performance-based shares are taxed at ordinary income rates. However, we may not be able to deduct the cost of restricted stock awards to certain named executive officers for federal income tax purposes in a given year. For more discussion of the tax treatment, see Deductibility of Executive Compensation on page 27.

Fiscal 2011 Grants

Early in fiscal 2011, we granted two types of stock-based awards under the La-Z-Boy Incorporated 2010 Omnibus Incentive Plan: stock options and performance-based shares.

The fiscal 2011 award types are summarized below.

Stock Options (25% of fiscal 2011 long-term incentive opportunity for named executive officers)

Stock options entitle executives to purchase stock at the exercise price (closing price on date of grant) for up to ten years. Options expire at the end of ten years if they have not been exercised by that time. Stock options have no value to executives if the company’s stock price does not rise, and they therefore encourage executives to work in ways that will improve the company’s performance and result in a higher stock price.

•	Stock options granted in fiscal 2011 vest in equal installments over four years (25% per year) and have a ten-year term.

Once a stock option vests, an executive may purchase stock at the price fixed at the time of grant. The executive realizes value equal to the difference between the grant price (the price the executive pays) and the price at which our stock is trading publicly at the time the executive exercises the option.

Performance-Based Stock Awards (75% of total long-term incentive opportunity for named executive officers)

Through performance-based stock awards, executives earn stock at the end of a three-year performance period if the company achieves specified financial goals. The value of any earned shares depends on La-Z-Boy’s future stock price. An executive’s award opportunity ranges from 50% of the executive’s target award if minimum performance requirements are met to a maximum of 200% of the target award.

The number of shares received, if any, will depend on how the company performs in FY2013.

•	Targets for the awards are based one third on the growth of sales from FY2010 to FY2013 and two thirds on earnings per share in FY2013.
•	Shares may be earned based on each factor independent of performance on the other factor.
•	Each factor includes a minimum performance level that must be achieved before any shares are earned based on that factor. No shares are earned if the company performs below the threshold performance level of both factors.
•	If the company performs at the designated target level of both factors, the target number of shares is earned. The actual number of shares earned can be more or less than target level depending on performance.

Payouts for Equity Grants Made Prior to Fiscal 2011

The named executive officers (except Mr. Bacon) realized value in fiscal 2011 for restricted stock grants made prior to fiscal 2011. The restriction period lapsed on a portion of restricted grants made in fiscal 2006 through fiscal 2008. The pre-tax amounts realized are shown in the fiscal 2011 Option Exercises and Stock Vested table (on page 33). Named executive officers did not exercise any stock options during fiscal 2011.

Fiscal 2012 Grants

Awards made to executive officers during the past several fiscal years have included a mix of stock options, restricted stock, and performance-based shares. The committee determined that equity grants to be made July 13, 2011 (for fiscal 2012), will be composed of stock options (25%) and performance-based shares (75%). The size of an award will be based on a percentage of the recipient’s base salary, and the percentage will vary by grade.

Other Executive Compensation Program Elements

Executive Management Stock Ownership Guidelines

The committee annually monitors compliance by our executive management with stock ownership guidelines. Our executives are expected to own a fixed number of shares of company stock equal in value to a multiple of their annual base salary (four times base salary for our CEO and two times base salary for the other named executive officers), using our stock’s average closing price in the month of April 2010. The share requirements for our named executive officers range from approximately 45,000 to 210,000. Executives must achieve compliance within five years of becoming subject to the ownership guidelines. The committee will reassess the share requirement in June 2013 based on each executive’s salary and a representative share price at the end of fiscal year 2013, and, subject to variation in our stock price, executives can expect their requirements to increase as their compensation increases.

In determining compliance with the guidelines, we include shares owned directly, shares held in a family trust or qualified retirement program, and service-based restricted stock. As of April 30, 2011, all of the named executive officers were in compliance with their guidelines.

Retirement Benefits

We provide retirement benefit plans to encourage long-term employment and to help employees save for their retirement. Our named executive officers are eligible to participate in the same retirement benefit programs we offer to salaried employees at the corporate level.

We currently offer 401(k) and profit sharing plans to which the company may contribute. Profit sharing contributions for each participant (including all of the named executive officers) can range from 0% to 10% of the participant’s salary and bonus, based on the company’s annual profitability. Due to the company’s financial performance and desire to conserve cash, profit sharing contributions were suspended for fiscal 2009 and have not been reinstated. Matching company contributions to the 401(k) plan were suspended effective January 1, 2009, and reinstated at a reduced level effective January 1, 2010.

Executive Deferred Compensation Plan

Our 2005 Executive Deferred Compensation Plan allows executives to defer pay they have earned. Participants may elect to defer up to 100% of their salaries and up to 100% of the portion of their annual cash incentive award (under the MIP or the short term incentive feature of the 2010 Omnibus Incentive Plan) that is based on company performance. In addition, the company may contribute to this plan any company 401(k) match and profit sharing contributions that cannot be credited to the executives’ accounts due to the Internal Revenue Code compensation limitations that apply to the tax-qualified retirement plans. (Such limits may apply because the executive’s contributions to the 401(k) plan were returned following discrimination testing for highly compensated personnel, the executive’s contributions and the company’s matching contributions were limited by either the annual contribution limit — currently $16,500 — or the annual compensation limit  — currently $245,000, or a contribution to the executive’s account in the profit-sharing plan would have caused the plan to fail discrimination testing. Contributions returned to executives are not deferrable into this plan). Named executive officers salary and bonus deferrals are detailed in the Fiscal 2011 Non-Qualified Deferred Compensation table on page 34.

Named Executive Officer Change in Control Agreements

We have change in control agreements with our named executive officers to ensure continuity of our leadership in the event the company’s ownership changes. The agreements define a change in control as any event that must be reported in Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934 that qualifies as a change of control event pursuant to Internal Revenue Code Section 409A. This generally occurs when a person, entity or group acquires ownership of 30% of our stock, if a person, entity or group acquires an amount that increases its holding to more than 50% of the value or voting power of the company stock, if a majority of the company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the directors before the date of the appointment or election, or if 40% or more of the company’s assets are acquired.

The agreements provide for the following cash severance payouts upon the occurrence of both a change in control and a qualifying termination of employment within a two-year period (three years for the CEO) following the change in control. Payouts are calculated as two times the sum of an executive’s base salary plus the executive’s average annual bonus over the three-year period immediately prior to the change in control (three times salary plus three-year average bonus for the CEO). During their respective cash severance terms following the change in control, executives will also receive a continuation of medical and life insurance benefits. With respect to outstanding equity awards under our La-Z-Boy Incorporated 2004 Long-Term Equity Award Plan, we utilize a single-trigger approach whereby an executive’s outstanding unvested stock options and restricted shares will immediately fully vest upon the occurrence of the change in control. Similarly, upon a change in control, outstanding performance-based share awards will be payable based on performance through the change in control date. The La-Z-Boy Incorporated 2004 Long-Term Equity Award Plan was replaced by the La-Z-Boy Incorporated 2010 Omnibus Incentive Plan and awards under the new plan have a double trigger vesting requirement (change in control, followed by a qualifying termination of employment). Under our current change in control agreements, we utilize a “best-net” approach wherein the company will reduce payments below the safe harbor limit (defined as the amount below which no excise tax liability is incurred with respect to change in control payments to executives) only if doing so results in a greater after-tax benefit to the executive. The executive is responsible for the excise tax and the company does not pay any tax gross-up on the excise tax. Additional information regarding the change in control agreements and estimated termination payments to executives is presented on page 36.

Named Executive Officer Severance Plan

The severance plan for the named executive officers is designed to assist the company in attracting and retaining quality executive talent while providing the company some protection against competition and solicitation by former executives.

The severance plan provides that the company is to pay a named executive officer severance if the company discharges the executive except “for cause” or if the named executive officer leaves the company with “good reason.” In that event, the company would pay the CEO severance for 24 months after the CEO’s employment ends and would pay the other named executive officers severance for 12 months. Severance is to be paid at the level of a departing executive’s base salary at the time the executive’s employment ended. Discharge “for cause” would generally include employee acts of fraud, reckless misconduct, substandard performance that is not corrected, and similar acts or failures to act. Resignation for “good reason” would generally include a resignation triggered by a reduction in the employee’s pay, unless similarly situated employees are similarly affected, or a requirement that the executive relocate.

Executives will receive medical benefits during the time they receive severance. The severance periods of 24 and 12 months were established based on the market and peer company analysis. Entitlement to severance benefits is subject to the officer’s compliance with non-competition and non-solicitation covenants for the duration of the severance term. Executives are entitled to receive and retain only that portion of the severance pay that is in excess of compensation they receive from other employment during the severance period.

Other Considerations

Deductibility of Executive Compensation

We monitor our executive pay programs with respect to current federal tax law to maximize the deductibility of compensation paid to named executives. Section 162(m) of the Internal Revenue Code generally precludes public companies from taking a tax deduction for compensation over $1 million paid to a named executive officer unless the compensation is performance-based. Performance-based stock awards and stock option grants made under both the 2004 Long-term Equity Award Plan and the La-Z-Boy Incorporated 2010 Omnibus Incentive Plan, and the short term cash incentives awards under the 2010 Omnibus Incentive Plan, all qualify as performance-based compensation exempt from the tax deduction limit so long as the performance goal requirements of Section 162(m) have been met. Restricted stock awards generally do not qualify.

Recoupment of Incentive Payments

In accordance with our policy, we will require reimbursement of annual or long-term incentive payments made to any management employee if the board of directors determines that the employee engaged in misconduct that resulted in a material inaccuracy in our financial statements or performance metrics used to make incentive payments or awards, and the employee would have received a lower payment if calculated based on accurate financial statements or performance metrics.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K and this proxy statement.

W. Alan McCollough, Chairman
Richard M. Gabrys
Janet L. Gurwitch
Dr. H. George Levy
Nido R. Qubein

EXECUTIVE COMPENSATION

The Summary Compensation Table and other tables present pay for our named executive officers received for fiscal 2011.

Named Executive Officers as of April 30, 2011

•	Kurt L. Darrow (age 56), President and Chief Executive Officer (Our board of directors previously announced its plan to appoint Mr. Darrow to the additional post of Chairman at its August 24, 2011, meeting.)
•	Louis M. Riccio, Jr. (age 48), Senior Vice President and Chief Financial Officer
•	Mark S. Bacon, Sr. (age 48), Senior Vice President and President La-Z-Boy Branded Business (effective July 1, 2011). Previously Senior Vice President and Chief Retail Officer since joining the company in October, 2008.
•	Steven M. Kincaid (age 62), Senior Vice President and President Casegoods Product
•	Otis S. Sawyer (age 53), Senior Vice President and President Non-Branded Upholstered Product

Summary Compensation Table

The Summary Compensation Table presents “total compensation” (see footnotes for the included pay elements) for the named executive officers.

•	Actual value realized in fiscal 2011 for previously granted long-term incentives is presented in the Option Exercises and Stock Vested table on page 33.
•	Target annual and long-term incentive opportunities for fiscal 2011 are presented in the Grants of Plan-Based Awards table on page 30.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Kurt L. Darrow President & Chief Executive Officer	2011	766,652	748,728	146,521	124,198	38,944	1,825,043
	2010	725,000	100,947	717,171	959,175	8,556	2,510,849
	2009	725,000	1,385,443	—	—	47,338	2,157,781
Louis M. Riccio, Jr. Senior Vice President & Chief Financial Officer	2011	370,826	217,949	42,653	33,374	13,885	678,687
	2010	350,000	45,230	321,290	257,250	3,751	977,521
	2009	350,000	294,640	—	—	19,793	664,433
Mark S. Bacon, Sr.(5) Senior Vice President & President La-Z-Boy Branded Business	2011	395,826	217,949	42,653	35,624	15,555	707,607
	2010	375,000	45,230	321,290	275,625	828	1,017,973
	2009	203,362	98,100	—	—	311	301,773

Steven M. Kincaid Senior Vice President & President Casegoods Product	2011	359,993	217,949	42,653	32,399	15,180	668,174
	2010	360,000	45,230	321,290	264,600	5,237	996,357
	2009	360,000	294,640	—	—	29,511	684,151

Otis S. Sawyer Senior Vice President & President Non-Branded Upholstered Product	2011	310,000	217,949	42,653	27,900	363	598,865
	2010	310,000	45,230	321,290	227,850	193	904,563
	2009	310,000	294,640	—	—	6,842	611,482

(1)	Reflects the total of the value of restricted share awards granted during fiscal 2010 and the value at target of the performance-based awards granted during fiscal 2009 and 2011. We valued the restricted shares and performance-based share awards using the closing price of La-Z-Boy stock on the date of grant, except that we valued the 2011 performance-based awards using the closing price of $7.65 of La-Z-Boy stock on August 18, 2010, the date the 2010 Omnibus Incentive Plan was approved by shareholders. No 2009 performance-based share awards were earned due to fiscal 2009 financial results.

Maximum value of performance-based shares is shown below:

Name	2011	2009
Kurt L. Darrow	$1,497,457	$1,558,623
Louis M. Riccio, Jr.	$435,897	$331,470
Mark S. Bacon, Sr.	$435,897	—
Steven M. Kincaid	$435,897	$331,470
Otis S. Sawyer	$435,897	$331,470
(2)	Reflects the total grant date fair value of the stock option awards granted during the fiscal year. For additional information regarding the assumptions we used in valuing the awards, refer to Note 12 (Stock-Based Compensation) to the Consolidated Financial Statements found in Item 8 of Part II of our fiscal 2011 Form 10-K.
(3)	Consists of cash awards for the achievement of performance results for the respective year made under our management incentive program (MIP). Payments are made in the first quarter following completion of the fiscal year.
(4)	All Other Compensation for fiscal 2011 consists of the following:
•	Company contributions to the 401(k) and Executive Deferred Compensation Plans of the following amounts: Mr. Darrow $34,239, Mr. Riccio $12,561, Mr. Bacon $14,679, and Mr. Kincaid $12,492.
•	Company paid life insurance premiums, physicals and tax reimbursements related to company contributions to the deferred compensation plans (made in the prior year).
(5)	Mr. Bacon was hired on October 17, 2008, and the salary shown for 2009 reflects his service during the remainder of that year.

Grants of Plan-Based Awards

The following table provides details of all incentive plan-based awards granted to the named executive officers during fiscal 2011. Specifically, the table presents the following fiscal 2011 incentive awards:

•	Annual management incentive award (MIP) potential award range (see “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns). The actual awards are presented in the Summary Compensation Table (see page 29).
•	Performance-Based shares
•	Stock Options

Fiscal 2011 Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Fair Value of Stock & Option Awards(2)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kurt L. Darrow
2011 Annual Incentive (MIP)		114,883	689,987	1,379,974
Performance-Based Shares	7/14/2010				48,937	97,873	195,746				748,728
Non-Qualified Stock Options	7/14/2010								34,314	7.75	146,521
Louis M. Riccio, Jr.
2011 Annual Incentive (MIP)		30,871	185,413	370,826
Performance-Based Shares	7/14/2010				14,245	28,490	56,980				217,949
Non-Qualified Stock Options	7/14/2010								9,989	7.75	42,653
Mark S. Bacon, Sr.
2011 Annual Incentive (MIP)		32,953	197,913	395,826
Performance-Based	7/14/2010				14,245	28,490	56,980				217,949
Non-Qualified Stock Options	7/14/2010								9,989	7.75	42,653
Steven M. Kincaid
2011 Annual Incentive (MIP)		29,969	179,997	359,993
Performance-Based	7/14/2010				14,245	28,490	56,980				217,949
Non-Qualified Stock Options	7/14/2010								9,989	7.75	42,653
Otis S. Sawyer
2011 Annual Incentive (MIP)		25,808	155,000	310,000
Performance-Based	7/14/2010				14,245	28,490	56,980				217,949
Non-Qualified Stock Options	7/14/2010								9,989	7.75	42,653

(1)	Actual awards could have been up to 200% of target for the MIP based on performance results.
(2)	The value of performance-based shares equals the target number of shares at the closing price of La-Z-Boy stock on August 18, 2010 ($7.65), the date the 2010 Omnibus Incentive Plan was approved by shareholders. The value of non-qualified stock options is the fair market value ($4.27 per share) and will be expensed over the vesting period.

Outstanding Equity Awards at Fiscal Year-End

The following table presents all outstanding stock options and unvested stock awards (performance-based stock and restricted stock) held by the named executive officers at the end of the fiscal year. Market values for the unvested stock awards are presented based on the closing price of the company’s stock on April 29, 2011, of $11.76.

		Option Awards				Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kurt L. Darrow
Restricted Shares						106,270	$1,249,735
Performance-Based Shares								48,937	$575,499
Stock Options	2011	—	34,314	7.75	07/14/2020
	2010	69,225	207,675	4.37	07/08/2014
	2008	66,300	22,100	11.45	7/11/2012
	2007	88,400	—	13.26	8/16/2011
	2004	33,100	—	22.20	9/30/2013
	2004	16,900	—	20.44	8/12/2013
	2003	16,900	—	22.60	8/14/2012
Louis M. Riccio, Jr.
Restricted Shares						29,200	$343,392
Performance-Based Shares								14,245	$167,521
Stock Options	2011	—	9,989	7.75	07/14/2020
	2010	31,012	93,038	4.37	07/08/2014
	2008	16,950	5,650	11.45	7/11/2012
	2007	22,600	—	13.26	8/16/2011
	2004	5,000	—	20.44	8/12/2013
	2003	5,000	—	22.60	8/14/2012
Mark S. Bacon, Sr.
Restricted Shares						25,350	$298,116
Performance-Based Shares								14,245	$167,521
Stock Options	2011	—	9,989	7.75	07/14/2020
	2010	31,012	93,038	4.37	07/08/2014
Steven M. Kincaid
Restricted Shares						29,200	$343,392
Performance-Based Shares								14,245	$167,521
Stock Options	2011	—	9,989	7.75	07/14/2020
	2010	31,012	93,038	4.37	07/08/2014
	2008	16,950	5,650	11.45	7/11/2012
	2007	22,600	—	13.26	8/16/2011
	2004	16,900	—	20.44	8/12/2013
	2003	16,900	—	22.60	8/14/2012
Otis S. Sawyer
Restricted Shares						29,200	$343,392
Performance-Based Shares								14,245	$167,521
Stock Options	2011	—	9,989	7.75	07/14/2020
	2010	31,012	93,038	4.37	07/08/2014
	2008	16,950	5,650	11.45	7/11/2012
	2007	22,600	—	13.26	8/16/2011
	2004	5,000	—	20.44	8/12/2013
	2003	2,000	—	22.60	8/14/2012

(1)	Stock options that were unvested will vest as follows:

Grant Year	Options Vesting Schedule
2011	Unvested options vest 25% on July 14, 2011, 25% on July 14, 2012, 25% on July 14, 2013, and 25% on July 14, 2014
2010	1/3 of the unvested options vest on July 8, 2011, 1/3 on July 8, 2012, and 1/3 on July 8, 2013
2008	Vest July 11, 2011

(2)	Unvested restricted share grants will vest as follows:

	Restricted Share Grant Dates
	2010 Grant(a)	2009 Grant(b)	2008 Grant(c)	2007 Grant(d)	Total
Kurt L. Darrow	23,100	54,545	17,175	11,450	106,270
Louis M. Riccio, Jr.	10,350	11,600	4,350	2,900	29,200
Mark S. Bacon, Sr.	10,350	15,000	—	—	25,350
Steven M. Kincaid	10,350	11,600	4,350	2,900	29,200
Otis S. Sawyer	10,350	11,600	4,350	2,900	29,200

(a)	Shares vest 25% on July 8, 2012, 25% on July 8, 2013, and 50% on July 8, 2014.
(b)	For Messrs. Darrow, Riccio, Kincaid, and Sawyer, shares vest 25% on July 9, 2011, 25% on July 9, 2012, and 50% on July 9, 2013. For Mr. Bacon, shares vest 25% on October 17, 2011, 25% on October 17, 2012, and 50% on October 17, 2013.
(c)	25% of the original shares vested on July 11, 2010. Unvested shares are shown and vest 25% on July 11, 2011 ( 1/3 of the unvested shares), and 50% on July 11, 2012 ( 2/3 of the unvested shares).
(d)	25% of the original grant vested August 16, 2009 and 25% on August 16, 2010. The unvested shares are shown and vest on August 16, 2011.
(3)	Unearned performance-based shares are shown assuming threshold performance. No accounting expense is being accrued for fiscal year 2011 performance-based awards, as the minimum performance goals are unlikely to be met.

	Performance-Based Shares
Name	Fiscal year 2011 Grant At Threshold(a)	Total
Kurt L. Darrow	48,937	48,937
Louis M. Riccio, Jr.	14,245	14,245
Mark S. Bacon, Sr.	14,245	14,245
Steven M. Kincaid	14,245	14,245
Otis S. Sawyer	14,245	14,245

(a)	Three-year performance period ends fiscal 2013 (April 2013),

Option Exercises and Stock Vested

The following table provides details for each of the named executive officers regarding stock options exercised and stock awards vested during fiscal 2011.

Option Exercises and Stock Vested in Fiscal 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kurt L. Darrow	—	—	22,900	164,594
Louis M. Riccio, Jr.	—	—	3,700	27,513
Mark S. Bacon, Sr.	—	—	—	—
Steven M. Kincaid	—	—	5,800	41,688
Otis S. Sawyer	—	—	4,650	33,925

(1)	The dollar value of the vested restricted stock reflects the total pre-tax value realized (based on the price of La-Z-Boy stock at vesting).

Non-Qualified Deferred Compensation

The following table provides details for the named executive officers regarding their non-qualified deferred compensation accounts as of April 30, 2011. Company contribution amounts reflect contributions to the 401(k) plan that could not be made under the qualified plan due to IRS rules. Aggregate balances include deferred salary and MIP awards earned in prior years but voluntarily deferred by the officers. Additional discussion of our non-qualified deferred compensation program is presented below the table.

Fiscal 2011 Non-Qualified Deferred Compensation

Name	Executive Contribution in FY 2011 ($)(1)	Registrant Contributions in FY 2011 ($)(2)	Aggregate Earnings in FY 2011 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE 2011 ($)(4)
Kurt L. Darrow	$12,916	$25,933	$123,060	—	$1,183,935
Louis M. Riccio, Jr.	—	$6,770	$12,662	—	$92,402
Mark S. Bacon, Sr.	—	$5,012	$(2)	—	$5,010
Steven M. Kincaid	—	$6,942	$198,344	—	$1,511,861
Otis S. Sawyer	—	—	$8,747	—	$301,286

(1)	Elective deferrals of base salary or FY2011 MIP awards. Amounts included in Base Salary in the Summary Compensation Table on page 29 are: Mr. Darrow $12,916.
(2)	Company contributions to the Executive Deferred Compensation Plan to cover 401(k) contributions that could not be made under the qualified plans. Amounts are included in All Other Compensation in the Summary Compensation Table.
(3)	Earnings were not reported in the Summary Compensation Table because they were not above-market or preferential.
(4)	The portions of the aggregate balance representing executive and company contributions made for prior years were reported in the appropriate columns of our Summary Compensation Tables for the respective years. Amounts shown are fully vested except for Mr. Bacon, whose vested balance is $2,505.

All of the executives’ deferrals and any company match or profit sharing amounts are added to a recordkeeping account. The account is credited with earnings or losses, depending upon actual performance of the mutual-fund-type investment options the participant has chosen. These are the same investment options available to non-executive participants.

Payment of a participant’s account balance is deferred until a date designated by the participant upon making the deferral election. The deferral amounts are paid either in one lump sum or in annual installments for up to 15 years. Upon a participant’s death, any remaining balance in the participant’s account is paid to the participant’s designated beneficiary.

Estimated Payments Upon Termination or Change in Control

This section presents the estimated incremental payments to the named executive officers upon a termination of employment. Estimated payouts are provided for the following termination events:

•	Amounts payable upon termination, regardless of manner
•	Amounts potentially payable upon disability, retirement or death
•	Amounts potentially payable upon a change in control and a subsequent termination of employment
•	Amounts potentially payable upon involuntary termination without cause or termination by the named executive officer with “good reason” under the terms of the severance plan

Payments Made Upon Termination

An officer is entitled upon termination to receive amounts earned during the term of employment. These amounts, which are not included in the table below, consist of:

•	Accrued salary
•	Amounts contributed under retirement and non-qualified deferred compensation plans

No other payments are made upon a termination of employment except when the termination is due to the executive’s disability, retirement, or death, change in control of the company, or involuntary termination without cause or termination by the named executive officer with “good reason.” Payments upon disability, retirement, or death are based on plan provisions that apply to all participants in the pertinent plans. Payments made upon a termination of employment due to the executive’s disability, retirement, or death, or change in control of the company are described below. Payments made upon involuntary termination without cause or termination by the named executive officer with “good reason” are described in Named Executive Officer Severance Plan on page 27. We have change in control agreements only with the named executive officers. The Table of Estimated Payments details each type of payment.

Payments Made Upon Disability or Retirement

In the event of disability or retirement, the officer will receive the following incremental benefits:

•	Stock options: accelerated vesting of unvested options.
•	Restricted shares: for grants made prior to fiscal year 2011, restrictions lapse at retirement provided the employee remained in the employ of La-Z-Boy or a subsidiary for at least one year after the grant date of the award. In the event of disability, the restrictions will lapse. Grants made beginning in fiscal year 2011 under the La-Z-Boy Incorporated 2010 Omnibus Incentive Plan do not have an accelerated vesting provision at retirement and restricted shares will be forfeited. In the event of disability, the restrictions will lapse.
•	Performance-based shares: if the executive remained in the employ of the company or a subsidiary for at least one year after the grant date of the award, awards will remain outstanding until the end of the three-year duration of the grant. If, at that time, awards are paid for the period, the executive will receive an award prorated based on the number of full calendar months the executive worked during the performance period applicable to the grant and the company’s performance up to the executive’s termination of active employment.
•	MIP awards: payment of the MIP percentage award an officer would have received based on performance results, applied to the officer’s actual earnings during the year. The MIP awards earned and paid for fiscal 2011 performance, which are reported in the Summary Compensation Table on page 29, are not included in the table below.

Payments Made Upon Death

In the event of death, the officer’s beneficiary will receive the following incremental benefits:

•	Stock options: accelerated vesting of unvested options.
•	Restricted shares: restrictions lapse.
•	Performance-based shares: the committee may, in its discretion, provide for payment of awards, in whole or in part. Where the committee provides for payment, the company may, in its discretion and at the request of a deceased employee’s personal representative, provide for payment prior to the conclusion of the performance period as follows:
º	Pay 35% of the maximum award if the officer’s last day of active employment was during the first half of the performance period; or
º	Pay 50% of the maximum award if the officer’s last day of active employment was during the second half of the period.

•	MIP awards: payment of the MIP percentage award an officer would have received based on performance results, applied to actual earnings during the year. The MIP awards earned and paid for fiscal 2011 performance, which are reported in the Summary Compensation Table on page 29, are not included in the following table.

Additionally, the officer will receive benefits under disability or life insurance plans available generally to all salaried employees. These potential payments are not reflected in the table.

Change in Control

The change in control agreements are designed to ensure continued management in the event of an actual or threatened change in control of the company. The agreements provide that in the event a named executive officer is terminated other than upon death, disability or for cause within two years (three years for the CEO) after a change in control, the executive will be entitled to the following:

•	Cash severance payments equal to two times annualized salary plus two times the average bonus amount paid in the prior three years. The CEO will receive payments equal to three times annualized salary plus three times the average bonus amount paid in the prior three years.
•	Continuation of health benefits and life insurance for two years for the other named executive officers and three years for the CEO.
•	Reimbursement of certain legal fees and expenses incurred by the employee in enforcing the agreement.

The agreements automatically renew for an additional one-year period unless either party gives the other 90 days’ prior notice of non-extension. If a change in control occurs, the agreements automatically extend for 36 months.

The agreements employ a “best-net” approach to excise taxes related to change in control payments. The executive is responsible for excise taxes on any parachute payments, and we do not pay any tax gross-ups. We will reduce payments below the parachute payment threshold only if doing so results in a greater after-tax benefit to the executive. This “best-net” approach delivers a greater portion of the intended severance benefit to the executive without the company incurring the additional expense of a tax gross-up.

Under the 2010 Omnibus Incentive Plan, awards have a double trigger vesting requirement (change in control, followed by a qualifying termination of employment).

Table of Estimated Payments

The following table presents estimated incremental payments (payable as the result of the specified termination event) that would have been payable in the event of change in control, disability, retirement, death, or involuntary termination under the terms of the severance plan. The value of equity awards is based on the closing price of $11.76 of the company’s stock on April 29, 2011 (the last business day of the fiscal year). The amounts provided below are the estimated incremental amounts that would have been payable to the named executive officer. The actual amounts paid in future years, if any, will depend upon the executive’s pay, terms of separation, severance and/or change in control policy in place, and the company’s stock price at the time of termination.

Estimated Payments Upon Termination or Change in Control

Name and Benefit	Change in Control $	Retirement $(1)(2)	Disability/ Death $(1)	Involuntary Termination or Termination with Good Cause Under Severance Plan $
Kurt L. Darrow
Base Salary (3 times annual salary)(3)	2,048,781
Annual Incentive (3 times average actual bonus amount paid in prior 3 years)	1,161,175
Stock Options (accelerated vesting)	258,509	1,679,168	1,679,168
Restricted Shares (accelerated vesting)	233,903	1,249,735	1,249,735
Broad-Based Benefits(5)	18,535			11,417
Severance Payment				1,550,000
Total Incremental Pay(4)	3,720,903	2,928,903	2,928,903	1,561,417
Louis M. Riccio, Jr.
Base Salary (2 times annual salary)	750,000
Annual Incentive (2 times average actual bonus amount paid in prior 3 years)	212,167
Stock Options (accelerated vesting)	110,700		729,358
Restricted Shares (accelerated vesting)	72,573		343,392
Broad-Based Benefits(5)	26,331			12,925
Severance Payment				375,000
Total Incremental Pay(4)	1,171,771	—	1,072,750	387,925
Mark S. Bacon, Sr.
Base Salary (2 times annual salary)	800,000
Annual Incentive (2 times average actual bonus amount paid in prior 3 years)	183,750
Stock Options (accelerated vesting)	110,662		727,607
Restricted Shares (accelerated vesting)	80,256		298,116
Broad-Based Benefits(5)	26,363			12,925
Severance Payment				400,000
Total Incremental Pay(4)	1,201,031	—	1,025,723	412,925
Steven M. Kincaid
Base Salary (2 times annual salary)(5)	720,000
Annual Incentive (2 times average actual bonus amount paid in prior 3 years)	194,400
Stock Options (accelerated vesting)	110,700	729,358	729,358
Restricted Shares (accelerated vesting)	72,573	343,392	343,392
Broad-Based Benefits(5)	24,232			11,883
Severance Payment				360,000
Total Incremental Pay(4)	1,121,905	1,072,750	1,072,750	371,883
Otis S. Sawyer
Base Salary (2 times annual salary)	620,000
Annual Incentive (2 times average actual bonus amount paid in prior 3 years)	179,900
Stock Options (accelerated vesting)	110,700		729,358
Restricted Shares (accelerated vesting)	72,573		343,392
Broad-Based Benefits(5)	17,388			8,517
Severance Payment				310,000
Total Incremental Pay(4)	1,000,561	—	1,072,750	318,517

1.	Reflects value as of April 29, 2011, of all outstanding restricted shares and stock options.
2.	Messrs. Riccio, Bacon, and Sawyer are not eligible for retirement because they are not 55 years old.

3.	Cash severance payments were reduced to reflect the best net after tax benefit to the employee.
4.	Total incremental pay represents amounts received by the officer before the officer’s payment of applicable excise and/or income taxes.
5.	Change in Control — two years (three years for CEO) of health/insurance coverage. Severance Plan — health insurance during the time of severance.

PROPOSAL NO. 2:
TO RATIFY THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012. PricewaterhouseCoopers LLP acted as our independent registered public accounting firm for fiscal 2011, and we believe it is well qualified to act in that capacity again this year. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement and to answer questions.

We are asking you to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of PricewaterhouseCoopers LLP to you for ratification as a matter of good corporate practice. If the audit committee’s selection is not ratified, it will reconsider the selection. In addition, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of La-Z-Boy and our shareholders.

Our management will present the following resolution to the meeting:

RESOLVED, that the audit committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for La-Z-Boy Incorporated for fiscal 2012 is ratified.

The board of directors recommends a vote FOR Proposal No. 2.

PROPOSAL NO. 3:
ADVISORY VOTE ON THE COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide you with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers (i.e., those executive officers named in the Summary Compensation Table above), as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, including Item 402 of the SEC’s Regulation S-K.

As described in detail in the “Compensation Discussion and Analysis,” we seek to closely align the interests of our executive officers with shareholders’ best interests. We have endeavored to design our compensation programs to reward our named executive officers and other executive employees for individual and company-wide achievements without encouraging them to subject our company to excessive risks. Before voting on this proposal, please read the “Compensation Discussion and Analysis” and review the compensation disclosure tables and related narrative discussion appearing above. Those materials provide a detailed explanation of our executive compensation philosophy and practices.

The vote on this resolution is not intended to address any specific element of compensation but is instead a vote on approving the overall compensation of our named executive officers as described in this proxy statement. The vote is advisory, which means that the vote is not binding on La-Z-Boy, our board of directors, or the compensation committee.

Our management will present the following resolution to the meeting:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S–K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.

The board of directors recommends a vote FOR Proposal No. 3.

PROPOSAL NO. 4:
ADVISORY VOTE ON THE FREQUENCY OF ADVISORY
VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that shareholders must be given the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers, as disclosed in accordance with the compensation disclosure rules of the SEC. By voting on this proposal, shareholders may indicate whether they would prefer that we conduct future advisory votes to approve the compensation of the named executive officers once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our board of directors has determined that an annual advisory vote to approve the compensation of named executive officers will allow our shareholders to provide the most timely input on the La-Z-Boy’s executive compensation philosophy and practices as disclosed in the proxy statement each year. The vote is advisory, which means that the vote is not binding on La-Z-Boy, our board of directors, or the compensation committee.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.

Our management will present the following resolution to the meeting:

RESOLVED, that the shareholders determine, on an advisory basis, that they prefer that advisory votes on the compensation of La-Z-Boy’s named executive officers as set forth in the annual proxy statement be held at intervals of [one year] [two years] [three years].

The proxy card enables shareholders to vote for “1 year,” “2 years,” or “3 years” or to abstain. The resolution set forth above will be considered adopted with whichever of the three alternative intervals receives the most votes as expressing our shareholders’ preference, even if none of the alternatives receives a majority of the votes cast. While Michigan law and our governing documents generally require approval by a majority of votes cast for official shareholder action, this proposal is advisory and non-binding in nature and is therefore not required to be approved by majority vote.

The Board of Directors recommends that you vote for “1 year” as the preferred interval for advisory votes on executive compensation.

Equity Compensation Plan Information as of April 30, 2011

Plan category	Number of securities to be issued upon exercise of outstanding options (i)		Weighted- average exercise price of outstanding options (ii)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (i)) (iii)
Equity compensation plans approved by shareholders	2,575,955	(1)	$9.54	3,080,947	(2)

Note 1: These options were issued under our 2010 Omnibus Incentive Plan, 2004 Long-Term Equity Award Plan and our 1997 Incentive Stock Option Plan. No additional options can be awarded under the 2004 or 1997 plans, but 2,049,563 and 370,345 options are still outstanding under the 2004 and 1997 plans, respectively.

Note 2: This amount is the aggregate number of shares available for future issuance under our 2010 Omnibus Incentive Plan. The omnibus incentive plan provides for awards of stock options, restricted stock, and performance awards (awards of our common stock based on achievement of pre-set goals over a performance period) to selected key employees and non-employee directors.

OTHER MATTERS

Next Annual Meeting

Shareholder Proposals for the 2012 Annual Meeting

Under the rules of the Securities and Exchange Commission, if a shareholder wishes to submit a proposal for possible inclusion in La-Z-Boy Incorporated’s 2012 proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, we must receive it on or before March 13, 2012.

Our bylaws provide that in order for a shareholder to nominate a candidate for election as a director at an annual meeting of shareholders, or to propose business for consideration at such meeting outside of Rule 14a-8, written notice containing the information required by the bylaws generally must be delivered to the Secretary at our principal executive offices, not later than the 90th day, and not earlier than the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a shareholder nomination or proposal intended to be considered at the 2012 annual meeting must be received by the Secretary on or after April 26, 2012, and no later than May 26, 2012. Proxies for next year’s annual meeting may confer discretionary authority to vote on any shareholder proposal for which we do not receive a timely notice.

All proposals must be in writing and should be mailed to La-Z-Boy Incorporated, to the attention of the Corporate Secretary, 1284 North Telegraph Road, Monroe, MI 48162. A copy of the bylaws may be obtained by written request to the same address.

Costs of Proxy Solicitation

We will pay the expense of soliciting proxies pursuant to this proxy statement.

You may vote by mail, by telephone, or on the Internet. Your vote is important. Even if you plan to attend the meeting, please vote by proxy card, telephone, or computer as soon as possible.

BY ORDER OF THE BOARD OF
DIRECTORS

James P. Klarr, Secretary

Monroe, Michigan
July 11, 2011

We will send you a copy of our Form 10-K Annual Report for the fiscal year ended April 30, 2011 without charge if you send a written request to: Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162. You also can obtain copies of our Form 10-K and the other reports we file with the SEC on our Web site at http://investors.la-z-boy.com or through the SEC’s Web site at www.sec.gov.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Kurt L. Darrow 02 H. George Levy, M.D. 03 W. Alan McCollough

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	Board proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012.	☐	☐	☐
3	To approve, on an advisory basis, the compensation of the Company's named executive officers as set forth in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

		1 year	2 years	3 years	Abstain
4	To vote, on an advisory basis, on the frequency with which future advisory votes on the compensation of the Company's named executive officers will be conducted.	☐	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

LA-Z-BOY INCORPORATED
Annual Meeting of Shareholders
August 24, 2011 11:00 AM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kurt L. Darrow and James W. Johnston, and both of them, Proxies with power of substitution to attend the Annual Meeting of the shareholders of La-Z-Boy Incorporated to be held at the La-Z-Boy Incorporated Auditorium, 1284 North Telegraph Road, Monroe, Michigan, August 24, 2011 at 11:00 A.M., Eastern Daylight Time, and any adjournment thereof, and thereat to vote all shares now or hereafter standing in the name of the undersigned.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all the director nominees listed in Proposal 1, FOR Proposal 2 and 3 and 1 Year on the frequency vote on executive compensation.

Continued and to be signed on reverse side

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